Exhibit 2.1

TRANSACTION IMPLEMENTATION AGREEMENT between
DIGICORE HOLDINGS LIMITED
and NOVATEL WIRELESS, INC.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT

CONTENTS

1. PARTIES AND INTRODUCTION	1
2. DEFINITIONS AND INTERPRETATION	2
3. THE OFFER	12
4. SCHEME CONSIDERATION	12
5. FIRM INTENTION ANNOUNCEMENT	13
6. PRE-CONDITIONS TO POSTING OF THE SCHEME DOCUMENTS	13
7. IMPLEMENTATION OF THE TRANSACTION	16
8. IMPLEMENTATION OF THE SCHEME / SUBSTITUTE OFFER	18
9. SUSPENSIVE CONDITIONS TO THE SCHEME	22
10. SUBSTITUTE OFFER	25
11. OPTION ARRANGEMENTS	26
12. MATERIAL CUSTOMERS AND SUPPLIERS	27
13. RECONSTITUTION OF THE BOARD OF DIRECTORS	28
14. NON-SOLICITATION AND OTHER UNDERTAKINGS BY THE COMPANY	28
15. REPRESENTATIONS AND WARRANTIES	30
16. TERMINATION	32
17. LIQUIDATED DAMAGES	34
18. INSIDE INFORMATION	35
19. NOTICES	36
20. REMEDIES AND WAIVERS	38
21. INVALIDITY	39
22. NO PARTNERSHIP	39
23. FURTHER ASSURANCE	39
24. VARIATION	39
25. STIPULATIO ALTERI	39
26. ASSIGNMENT	40

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT

27. ANNOUNCEMENTS	40
28. CONFIDENTIALITY AGREEMENT	41
29. NON BINDING OFFER	41
30. COSTS AND EXPENSES	41
31. COUNTERPARTS	41
32. SURVIVAL	42
33. CHOICE OF GOVERNING LAW	42
34. JURISDICTION	42
35. SIGNATURE	42

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 1

1.     PARTIES AND INTRODUCTION

1.1	This Agreement is made between:

1.1.1	DIGICORE HOLDINGS LIMITED, a company incorporated under the company laws of the Republic of South Africa, Registration Number 1998/012601/06 (“Company”); and

1.1.2	NOVATEL WIRELESS, INC., a corporation duly incorporated under the laws of the State of Delaware, United States of America (“Novatel”).

1.2	The Parties have been in negotiations with respect to the acquisition by Novatel of 100% of the issued and outstanding Ordinary Shares (other than the Excluded Shares).

1.3	As at the Signature Date:

1.3.1
the authorised share capital of the Company consists of 1 000 000 000 Ordinary Shares, of which 248 687 128 have been issued and outstanding (of which 7 867 004 are Trust Shares and 14871 are Treasury Shares); and

1.3.2	the Company has granted certain of its current and former employees options to purchase Ordinary Shares, of which the Employee Options remain outstanding.

1.4	In consequence of those negotiations, the Parties intend that the following will occur:

1.4.1
Novatel will on the Signature Date automatically hereby, in terms of clause 5 of this Agreement, have notified the Company of its firm intention to make an offer to acquire 100% of the issued and outstanding Ordinary Shares (other than the Excluded Shares) (“Acquisition”);

1.4.2	the Pre-conditions will be fulfilled or waived, to the extent permitted;

1.4.3	upon fulfilment or waiver, to the extent permitted, of the Pre-conditions, the Scheme Documents will be published and despatched;

1.4.4
the offer contemplated above will be made, and the Acquisition will be implemented, by way of a scheme of arrangement in terms of section 114 of the Companies Act, failing which by way of the Substitute Offer in terms of section 117(1)(c)(v) of the Companies Act and clause 10;

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1.4.5	the Employee Option Offer will be made in respect of the Employee Options;

1.4.6
the Directors will propose the Transaction Resolution to Scheme Members, and an independent expert, appointed by the Independent Board, will provide a “fair and reasonable opinion” in relation to the Scheme and the Substitute Offer (if applicable);

1.4.7
in consideration of the Acquisition, the Scheme Participants will, in terms of the Scheme, receive in cash the aggregate Scheme Consideration, or (if applicable) in terms of the Substitute Offer, the Substitute Offer Consideration, which will be funded from a combination of cash-on-hand and external borrowings; and

1.4.8	the Company’s shares will be delisted from the JSE.

1.5	The Parties are entering into this Agreement to set out certain obligations and mutual commitments in respect of the implementation of the Transaction.
IT IS AGREED AS FOLLOWS:
2.     DEFINITIONS AND INTERPRETATION
2.1     Definitions
For the purposes of this Agreement, unless the context requires otherwise:

2.1.1	“Affiliate” means, in relation to the Company, any entity, other than a Group Company, in which the Company or any other Group Company holds a financial interest;

2.1.2	“Agreement” means this transaction implementation agreement together with its Schedules;

2.1.3	“Business Day” means any day other than a Saturday, Sunday or statutory public holiday in South Africa or Los Angeles, California, United States of America;

2.1.4
“Clearances” means all approvals, clearances and permissions that are required to be obtained, from or under the laws, regulations or practices applied by any relevant regulatory authority (whether inside or outside of South Africa) in connection with the implementation of the Transaction as set out in clause 9.1.5 and subject to the warranty in 15.2.13;

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 3

2.1.5	“Companies Act” means the South African Companies Act, No. 71 of 2008;

2.1.6	“Company’s Knowledge” means within the actual knowledge of the executive directors of the Company after due and diligent enquiry;

2.1.7	“Companies Regulations” means the Companies Regulations 2011, published in terms of section 223, and Item 14 of Schedule 5, of the Companies Act;

2.1.8
“Company Material Adverse Change” means the occurrence of any one or more event(s), or one or more change(s) in the circumstances, facts or matters (including a change in law, any non-compliance with law, an expropriation, governmental proceedings, litigation, labour unrest or a default by any of the Group Companies or Affiliates, or termination by the counterpart, under any of the Group Companies’, or Affiliates’, financing arrangements or any of the contracts listed in Schedule 5) existing as at Signature Date, discovered by Novatel before or on the Scheme Finalisation Date (for the avoidance of doubt Novatel is aware that the Company’s agreements with Discovery and the South African Police Service are due to be renegotiated/renewed), which alone or together, has given rise to, or will or is reasonably likely to give rise to:

2.1.8.1	a material adverse change in the operations, business, assets or liabilities of the Company, on a consolidated basis;

2.1.8.2
an aggregate reduction or decrease in the consolidated net asset value of the Company as at any time prior to the second anniversary of the Signature Date, as measured with reference to the Company’s unaudited financial statements as at 31 December 2014, of 10% or more; or

2.1.8.3
an aggregate reduction in the consolidated gross revenue of the Company, or an aggregate increase in the consolidated operating expenditure of the Company, in respect of any 12 month period ending prior to the second anniversary of the Signature Date, in each case as measured with reference to the audited financial statements of the Company for the year ended 30 June 2014, of 10% or more;

save that any costs related to the Transaction, costs relating to normal

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 4

operating activities, bonuses payable, inflationary cost increases, salary increases, currency movements and the impact of the time value of money shall not be taken into account for the purposes of clauses 2.1.8.1 to 2.1.8.3 above;

2.1.9	“Competing Proposal” means any approach, indication of interest, proposal or offer (whether or not subject to suspensive conditions and whether or not legally binding):

2.1.9.1	made by a third party which is not “acting in concert” (as defined in the Companies Act and as determined in terms of the Takeover Regulations) with Novatel; and

2.1.9.2
which involves or possibly involves the acquisition of, or subscription for, shares comprising, or which will comprise, 5% or more of the issued and outstanding Ordinary Shares, or a change of control of any Group Company, or which involves or possibly involves a disposal of a material part of the business or assets of any Group Company, which disposal is material in relation to the Company on a consolidated basis;

2.1.10	“Competition Act” means the South African Competition Act, No. 89 of 1998;

2.1.11
“Competition Authorities” means the Competition Commission, the Competition Tribunal and/or the Competition Appeal Court established in terms of the Competition Act, and in the event of an appeal against a decision of the Competition Appeal Court, the relevant appeal court(s);

2.1.12
“Conditions” means the suspensive conditions to the implementation of the Scheme (and, subject to 10, the Substitute Offer) set out in clause 9.1, and Condition means any one of them, as the context may require;

2.1.13	“Confidentiality Agreement” means the agreement titled “Confidentiality and Non-Disclosure Agreement” between Novatel and the Company dated on or about 17 April 2015, as amended from time to time;

2.1.14
“Court” means, in relation to any dispute or other matter arising out of or in connection with this Agreement or any aspect of the Transaction, any South African court having jurisdiction over such dispute or other matter;

2.1.15	“Directors” means the board of directors of the Company from time to time;

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 5

2.1.16
“Dissenting Shareholders” means persons who validly exercise their appraisal rights by, among other things, objecting to the Transaction Resolution at the Scheme Meeting and by demanding, in terms of sections 164 (5) and 164(8) of the Companies Act, that the Company pay to them the fair value of their shares in the Company;

2.1.17
“Employee Benefit Plan” means any retirement fund, retirement benefit, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, change in control, retention, bonus or other performance or other incentive plan, medical or other health plan, any life insurance plan, or any other employee benefit plan or fringe benefit plan, adopted, maintained by, sponsored in whole or in part by, or contributed to by any Group Company, or under which any Group Company has any liability, for the benefit of employees, retirees, dependents, or directors or their families;

2.1.18	“Employee Options” means Options in respect of not more than 33 365 000 Ordinary Shares (“Options” as defined in clause 1.2.14 of the Employee Option Deed);

2.1.19
“Employee Option Deed” means the trust deed in respect of the Employee Option Trust, as amended pursuant to resolutions of the shareholders of the Company on 9 November 2004, 24 November 2010 and 23 November 2011, as set out in the document as certified to be complete by way of certificate signed by one AR Edelstein on 9 June 2015;

2.1.20	“Employee Option Offer” means an offer to holders of Employee Options as contemplated in clause 11.1 or 11.2;

2.1.21	“Employee Option Scheme” means the “Scheme” as defined in clause 1.2.22 of the Employee Option Deed;

2.1.22	“Employee Option Trust” means the trustees for the time being of the Digicore Holdings Limited Share Trust (Master’s Reference number IT 8134/98);

2.1.23
“Excluded Shares” means the Treasury Shares, the Trust Shares and any other Ordinary Shares the exclusion which from the Scheme and/or the Substitute Offer is i) required by law or ii) agreed in writing between Novatel

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 6

and the Company;

2.1.24
“Exclusivity Period” means the period commencing on the Signature Date and expiring on the Scheme Implementation Date or, if applicable, the date of payment in full under the Substitute Offer, or the date on which this Agreement or the Scheme or (if applicable) the Substitute Offer lapses or terminates, whichever occurs first;

2.1.25	“Financial Markets Act” means the South African Financial Markets Act, No. 19 of 2012;

2.1.26	“Firm Intention Announcement” means the Firm Intention Announcement in substantially the form set out in Schedule 2;

2.1.27
“Group Companies” (and each of them individually, a “Group Company”) means the Company and its subsidiaries (such term as defined in the Companies Act, whether or not such company is incorporated in South Africa) including, but not limited to, the entities set out in Schedule 1;

2.1.28	“Independent Board” means the independent board of the Company from time to time, determined in terms of the Takeover Regulations;

2.1.29	“Inside Information” has the meaning ascribed to it in the Financial Markets Act;

2.1.30
“In The Money Option” means an Employee Option, whenever exercisable, in respect of which the strike price is less than the Scheme Consideration or the Substitute Offer Consideration as the case may be;

2.1.31	“JSE” means the securities exchange operated by the JSE Limited under the Financial Markets Act;

2.1.32	“JSE Listings Requirements” means the listings requirements issued by the JSE, as amended from time to time;

2.1.33	“Key Employees” means Nicholaas Vlok, Nicholas Bofilatos, Etienne Bruwer, Deon du Rand, Cobus Grové, Heinrich Jordt, Johannes Mostert and Mark Rousseau;

2.1.34	“Long Stop Date” means the date falling on the 180th day after the Signature Date, or such later date as the Parties agree in writing on or before the arrival of that day;

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 7

2.1.35
“Material Counterparty” means a customer, a supplier, a financier, a banker or a landlord of a Group Company which is a party to a contract concluded with a Group Company that has a change in control provision in such contract as set forth on Schedule 5;

2.1.36	“Maximum Scheme Amount” means R1 094 223 363.20;

2.1.37	“MOI” means the Memorandum of Incorporation of the Company in effect on the Signature Date;

2.1.38	“Non-Binding Offer” means the written Non-Binding Conditional Indication of Interest provided by Novatel to the Company during or about April 2015;

2.1.39	"Novatel Bidco" means Novatel or such subsidiary of Novatel as it may nominate by notice in writing to the Company;

2.1.40	“Ordinary Shares” means ordinary shares in the Company with a par value of R0.001 each;

2.1.41
“Out The Money Option” means an Employee Option, whenever exercisable, in respect of which the strike price is greater than the Scheme Consideration or the Substitute Offer Consideration as the case may be;

2.1.42	“Parties” means Novatel and the Company, and Party means either of them, as the context may require;

2.1.43	“Posting Effective Date” means the date on which the certificate referred to in clause 6.5 is executed by the Parties;

2.1.44	“Pre-conditions” means the conditions to posting of the Scheme Documents set out in clause 6.1, and Pre-condition means any of them, as the context may require;

2.1.45	“R” or “Rand” or “ZAR” means the lawful currency of South Africa;

2.1.46	“Register” means the register of shareholders of the Company including:

2.1.46.1	the relevant sub-registers of the Central Securities Depository Participant (as contemplated in the Financial Markets Act) administering the sub-registers of the Company); and

2.1.46.2	the register of disclosures of the Company;

2.1.47	“SA Business Day” means any day, other than a Saturday, Sunday or

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 8

statutory public holiday in South Africa;

2.1.48	“Scheme” means the scheme of arrangement referred to in clause 4;

2.1.49	“Scheme Consideration” means R4.40 per Scheme Share;

2.1.50
“Scheme Documents” means the documents setting out the full terms and conditions of the Scheme and the Substitute Offer, including any report, opinion, form of proxy, acceptance forms, notice or other document required in connection with the Scheme and the Substitute Offer, to be despatched by the Company to those persons who are entitled to receive those documents;

2.1.51
“Scheme Meeting” means the meeting of the Company convened in order for the Scheme Members to consider and approve the Transaction Resolution, together with any meetings held as a result of any postponement or adjournment or a reconvening thereof;

2.1.52
“Scheme Finalisation Date” means the date on which the “finalisation date announcement” (as contemplated by the JSE Listings Requirements) is released on SENS, which date shall fall on the SA Business Day following the date on which all the Conditions are fulfilled or waived, as the case may be;

2.1.53	“Scheme Implementation Date” means the date on which the Scheme is implemented, intended to fall on the Monday immediately following the Scheme Record Date (or such other date as the JSE may direct);

2.1.54
“Scheme LDT” means the last day to trade Ordinary Shares on the JSE in order to be eligible to receive the Scheme Consideration, which is expected to be the first Friday on which trading on the JSE occurs following the week in which the Scheme Finalisation Date occurs (or such other date as the JSE may direct);

2.1.55
“Scheme Members” means, as the context requires, those persons recorded in the Register at the close of business on the Voting Record Date, excluding the holders of the Treasury Shares, who are in terms of the Companies Act and the MOI (and subject to any relevant provision of the JSE Listings Requirements) entitled to vote in respect of the Transaction Resolution at the Scheme Meeting, as more fully set out in the Scheme Documents (it being recorded that, if, in respect of any Ordinary Share, a

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 9

person is the registered holder of such share, and one or more persons has/have a beneficial interest in such share in terms of the register of disclosures of the Company, only one of those persons shall be entitled to vote in respect of that share);

2.1.56
“Scheme Participants” means all persons who are recorded in the Register on the Scheme Record Date, excluding the holders of the Excluded Shares and Dissenting Shareholders who have not, whether voluntarily or pursuant to a final order of the Court, withdrawn their demands made in terms of sections 164(5) to (8) of the Companies Act before the Scheme Record Date, or allowed any offers made to them in terms of section 164(11) of the Companies Act to lapse before the Scheme Record Date, being persons who are entitled to receive the Scheme Consideration (it being recorded that, if, in respect of any Ordinary Share, a person is the registered holder of such share, and one or more persons has/have a beneficial interest in such share in terms of the register of disclosures of the Company, only one of those persons shall be entitled to receive the Scheme Consideration for that share);

2.1.57
“Scheme Record Date” means the date on, and time at which, a person must be recorded in the Register in order to be eligible to receive the Scheme Consideration, being the close of business on the first Friday following the Scheme LDT (or such other date and time as the JSE may direct);

2.1.58	“Scheme Shares” means Ordinary Shares held by a Scheme Participant on the Scheme Record Date;

2.1.59	“SENS” means the Stock Exchange News Service of the JSE;

2.1.60	“Signature Date” means the last date upon which this Agreement is signed by the Parties;

2.1.61	“South Africa” means the Republic of South Africa;

2.1.62	“Substitute Offer” means the offer to holders of Ordinary Shares (other than the holders of the Excluded Shares) contemplated in clause 10;

2.1.63	“Substitute Offer Consideration” means R4.40 per Ordinary Share in respect of which the Substitute Offer is accepted;

2.1.64	“Takeover Regulations” means the Takeover Regulations prescribed by the Minister of Trade and Industry in terms of section 120 of the Companies

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 10

Act;

2.1.65
“Timetable” means the indicative timetable for, among other things, the implementation of the Scheme and (if applicable) the Substitute Offer set out in Schedule 3, or any amended timetable agreed to by the Parties (such agreement not to be unreasonably withheld or delayed);

2.1.66	“Transaction” means all transactions contemplated by this Agreement, including the Scheme and (if applicable) the Substitute Offer, the Employee Option Offer and the matters contemplated in clause 11;

2.1.67	“Transaction Resolution” means the special resolution to approve the Scheme as contemplated in section 115(2)(a) of the Companies Act;

2.1.68
“Treasury Shares” means the Ordinary Shares held by any Group Company, being 14871 Ordinary Shares held by Digicore International (Pty) Limited, which Ordinary Shares will be retained by that subsidiary upon implementation of the Scheme or (if applicable) the Substitute Offer;

2.1.69	“Trust Shares” means the Ordinary Shares held by the Employee Option Trust at the relevant time, which at Signature Date amount to 7,867,004 in number;

2.1.70	“TRP” means the Takeover Regulation Panel established by section 196 of the Companies Act;

2.1.71
“Virtual Data Room” means the electronic secure data room in relation to the Company hosted by Datarooms.com, LLC pursuant to the written Subscription Services Agreement concluded between the Company and Datarooms.com, LLC dated 30 April 2015; and

2.1.72	“Voting Record Date” means the date on which a person must be recorded in the Register in order to be eligible to vote on the Transaction Resolution at the Scheme Meeting.

2.2	Interpretation
The following shall apply in this Agreement, unless the context clearly provides otherwise:

2.2.1	an Employee Option is regarded as being “vested” on a stipulated date in respect of those shares for which the sale arising from the exercise of that

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 11

Employee Option may, in terms of the Employee Option Scheme, be implemented as at that date, and “unvested” at that date in respect of other shares governed by that Employee Option;

2.2.2	headings are to be ignored in construing this Agreement;

2.2.3	references to a clause or Schedule are to a clause of, or schedule to, this Agreement;

2.2.4	references to one gender include all genders and references to the singular include the plural and vice versa;

2.2.5	any reference to a time of day is a reference to the time in Johannesburg, unless a contrary indication appears;

2.2.6	a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, replaced or re-enacted;

2.2.7	a reference to any agreement or document referred to in this Agreement is a reference to that agreement or document as amended, revised, varied, novated or supplemented at any time;

2.2.8
should any provision in a definition be a substantive provision conferring rights or imposing obligations on any Party, effect shall be given to that provision as if it were a substantive provision in the body of this Agreement;

2.2.9
where any number of days is prescribed, those days shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a day which is not a Business Day, in which event the last day shall be the next succeeding Business Day;

2.2.10
the use of the word including, include/s, in particular or any similar such word followed by a specific example/s shall not be construed as limiting the meaning of the general wording preceding it and the eiusdem generis rule shall not be applied in the interpretation of such general wording or such specific example/s;

2.2.11
references to law and regulation or any similar such word shall be deemed to include the rules of any stock exchange by which a Party is bound, and specifically includes the JSE Listings Requirements; and

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2.2.12	no rule of construction shall be applied to the disadvantage of a Party to this Agreement because that Party was responsible for or participated in the preparation of this Agreement or any part of it.
3.     THE OFFER

3.1
With effect from the Signature Date, this Agreement will constitute notification by Novatel to the Directors of a firm intention to make an offer, as contemplated by the Takeover Regulations, to acquire all of the Ordinary Shares (other than the Excluded Shares) by way of (i) a scheme of arrangement in terms of section 114 of the Companies Act, to be proposed by the Directors between the Company and the holders of Ordinary Shares (other than the holders of the Excluded Shares) upon the terms and subject to the conditions set out in this Agreement, and which, if implemented, will result in Novatel Bidco (as contemplated in clause 3.2.2 below) acquiring the Scheme Shares from each Scheme Participant for the Scheme Consideration; or (ii) (if applicable) the Substitute Offer; the full terms of which will be set out in the Scheme Documents (subject to any modification or amendment made thereto in terms of this Agreement).

3.2	Notwithstanding anything to the contrary in this Agreement -

3.2.1
Novatel shall be liable in full for discharging the Scheme Consideration or (if applicable) the Substitute Offer Consideration and fulfilling its other obligations in terms of this Agreement, the Scheme and (if applicable) the Substitute Offer; and

3.2.2
Novatel Bidco shall be the entity which will acquire title to the Scheme Shares in terms of the Scheme or the Substitute Offer. Novatel Bidco shall serve no other purpose in terms of this Agreement and the Scheme or (if applicable) the Substitute Offer.

4.     SCHEME CONSIDERATION

4.1
On the Scheme Implementation Date, Novatel Bidco will acquire the Scheme Shares from the Scheme Participants and Novatel shall place the Company or the Company’s agents in a position to enable it/them to settle the aggregate Scheme Consideration.

4.2	Notwithstanding anything to the contrary contained anywhere else in this Agreement, unless otherwise agreed in writing by Novatel, the amount of cash

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payable by Novatel in terms of the Scheme or (if applicable) the Substitute Offer shall not exceed the Maximum Scheme Amount.

4.3
A copy of the bank guarantee from a registered South African bank upon terms satisfactory to the Company, Novatel and the TRP for payment of the Scheme Consideration or (if applicable) the Substitute Offer Consideration up to the Maximum Scheme Amount, that has been obtained by Novatel, is attached as Schedule 7 of this Agreement.

5.	FIRM INTENTION ANNOUNCEMENT
Subject to approval by the TRP and subject to the provisions of clause 27.1, the Parties shall procure the release of a firm intention announcement (as contemplated by the Takeover Regulations) substantially in the form attached as Schedule 2 on SENS at a time that is a non-trading time on the JSE and The NASDAQ Stock Market and otherwise suitable to the Parties as soon as possible but in any event not later than twenty four hours following the Signature Date or such other time and date as may be agreed by the Parties.

6.	PRE-CONDITIONS TO POSTING OF THE SCHEME DOCUMENTS

6.1
The provisions of 8.1.2.2, 8.1.2.3, 8.1.2.4 and 8.1.2.5 shall be subject to the fulfilment or waiver (as applicable) of the following conditions by a date falling 30 SA Business Days after the Signature Date (or by such later date, no later than 45 Business Days after the Signature Date, as either of Digicore or Novatel may stipulate in writing to the other of them, or by such other date as the Parties may agree upon in writing, each from time to time):

6.1.1
each of the Key Employees of the Group Companies has, to the extent he is party to a “Change of Control Agreement”, or any other agreement or arrangement with any of the Group Companies which provides for certain rights or benefits in the event of a change of control of the Company, waived all such rights or benefits arising under that agreement or arrangement, or such rights and benefits have otherwise terminated;

6.1.2
each holder of Employee Options has irrevocably agreed in writing to accept the Employee Option Offer contemplated in 11.1 if and when made, and has i) conditionally waived all his right title and interest in and to all his Employee Options and ii) waived all rights to receive a comparable offer in terms of

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section 125 of the Companies Act read with Regulation 87 of the Companies Regulations (“Comparable Offer”) from Novatel in respect of his Employee Options;

6.1.3	the TRP has either -

6.1.3.1	granted Novatel an exemption in terms of section 119(6) of the Companies Act from the obligation to make a Comparable Offer in respect of the Employee Options; or

6.1.3.2	confirmed in writing that -

6.1.3.2.1	if the approach to the Employee Option Offer in 11.2.1 were elected by Novatel, there would be no requirement for a Comparable Offer to be made; or

6.1.3.2.2	the making of the Employee Option Offer as may be proposed by Novatel in terms of 11.2.2 would discharge the obligations of Novatel to make a Comparable Offer;

6.1.4
as at the date of fulfilment of each of the other Pre-conditions, shareholders of the Company remain bound by, and are not in breach of, written irrevocable undertakings in favour of Novatel, inter alia to vote in favour of the Scheme and to accept the Substitute Offer if made, in respect of Ordinary Shares comprising more than 50% of the voting rights exercisable at the Scheme Meeting;

6.1.5	each of the Material Counterparties:

6.1.5.1	consents to the change in shareholding in the Company which will result from the implementation of the Transaction (to the extent required);

6.1.5.2	consents to the change in the constitution of the Directors which will result from the implementation of the Transaction (to the extent required); and/or

6.1.5.3	provides any other consent required from it by virtue of the entering into of this Agreement and/or the implementation of any of the matters contemplated in this Agreement, in order to prevent the breach, default, acceleration, termination or

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amendment of any agreement between any of the Material Counterparties, on the one hand, and any Group Company, on the other hand, or other adverse effect on any Group Company arising from such relationship;

6.1.6
the provision by the Company of a written certificate, signed by a duly authorised director of the Company, to Novatel that, to the Company’s Knowledge, no Company Material Adverse Change has occurred, provided that if, to the Company’s Knowledge, no Company Material Adverse Change has occurred immediately prior to the fulfilment of the other Pre-conditions other than that in 6.1.4, the Company shall be obliged to deliver such certificate;

6.1.7
the approval of the Scheme Documents by the TRP and (to the extent required) by the JSE and the Financial Surveillance Department of the South African Reserve Bank in terms of the South African Exchange Control Regulations (promulgated in terms of the South African Currency and Exchanges Act, No. 9 of 1933);

6.1.8
an independent expert, appointed by the Independent Board, furnishes an independent expert report and “fair and reasonable opinion” in relation to the Scheme and the Substitute Offer, as required by and in compliance with the Takeover Regulations, confirming, among other things, that the consideration to be discharged in terms thereof is fair and reasonable to Scheme Participants and that, if a “Comparable Offer” as contemplated in the Takeover Regulations is required to be made in respect of the Employee Options, the arrangements in respect of holders of Employee Options are fair and reasonable; and

6.1.9
upon receipt of the independent expert report and opinion contemplated in 6.1.8, the Independent Board forms the requisite opinion as required by and in compliance with the Takeover Regulations, on the basis of which the Independent Board resolve unanimously to recommend to Scheme Members to vote in favour of the Scheme and (if applicable) to holders of Ordinary Shares to accept the Substitute Offer and, if a Comparable Offer is required to be made in respect of the Employee Options, for the holders of Employee Options to accept the Employee Option Offer.

6.2	Novatel shall be entitled in writing to the Company to waive (in whole or in part),

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 16

or defer fulfilment (in whole or in part) of the Pre-conditions referred to in clauses 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5, 6.1.6, 6.1.8 or 6.1.9. The Pre-condition in clause 6.1.7 is not capable of waiver or deferral. If and to the extent Novatel should in writing defer fulfilment of any such Pre-condition (or part thereof) -

6.2.1
such Pre-condition shall, to that extent, be a Condition to the Scheme as if specifically set out as such in clause 9.1.1 and shall no longer be a Pre- condition that required fulfilment in terms of this clause 6;

6.2.2	reference in the Condition so deferred to the “other Pre-Conditions” shall be deemed, mutatis mutandis to be a reference to the other Conditions, other than that in 9.1.6.

6.3
If all of the Pre-conditions are not fulfilled, waived or deferred on or before the date specified for their fulfilment in terms of clause 6.1 (as same may be varied in terms of 6.1), then the provisions of this Agreement which are suspended shall not take effect and those which have taken effect and become operative shall, unless the context otherwise requires, immediately terminate, subject to the provisions of 32, unless otherwise agreed by the Parties.

6.4
If the Parties execute the written certificate referred to in clause 6.5, then all the provisions of this Agreement which were suspended in terms of clause 6.1 shall also take effect and become operative.

6.5
Within one Business Day of the fulfilment or waiver or deferral, to the extent permitted, of all of the Pre-conditions, each of the Parties shall execute a written certificate to such effect and deliver same to the other Party. Upon execution and delivery of the aforementioned certificates, all the Pre-conditions shall be deemed to have been fulfilled or waived or deferred, to the extent permitted, notwithstanding that the Parties may subsequently discover that a Pre-condition may not have been so fulfilled or waived or deferred (as applicable).

7.	IMPLEMENTATION OF THE TRANSACTION

7.1	Each Party agrees to use, and procure that each of its subsidiaries uses, all reasonable endeavours -

7.1.1
to prepare all such documents and take all such other steps to the extent within its sphere of responsibility as are necessary or desirable to implement the Transaction in accordance with, and subject to the terms and conditions

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 17

of, this Agreement and, so far as practicable, in accordance with the Timetable;

7.1.2	to procure that their respective directors and employees facilitate the Transaction and (subject to compliance with law and regulation) do not frustrate, or make adverse comment on, the Transaction.

7.2	Each Party undertakes to the other Party to:

7.2.1	keep the other Party informed, and consult with the other Party, as to the progress with the preparation of the documents required in connection with the Transaction; and

7.2.2
offer and afford all reasonable co-operation, information and assistance as may be requested by the other Party in respect of the preparation of any of the documents required for the implementation of the Transaction, in a timely manner in order that the Transaction is implemented as expeditiously as possible and, so far as is practicable, in accordance with the Timetable, subject to Regulation 109(c) of the Companies Regulations, and subject to such other amendments to the Timetable (and consequential amendments to the dates in the Scheme Documents) as may be reasonably required by either Party from time to time and, to the extent required, approved by the TRP and the JSE.

7.3
Notwithstanding anything to the contrary contained anywhere else in this Agreement but subject to compliance with applicable law and regulation, the Company undertakes to Novatel that it will not, and undertakes to procure that no Group Company will:

7.3.1	distribute any shareholder circular required in connection with the Transaction (including the Scheme Documents);

7.3.2	make any formal application or correspond in relation to any matter of significant import in connection with the Transaction with any authority or agency in relation to the Transaction, without the consent of Novatel, which shall not be unreasonably withheld or delayed, provided that the Company shall, forthwith after the Signature Date, procure that the Employee Option Deed is filed in terms of section 4(2) of the Trust Property Control Act 57 of 1998 with the relevant Master’s Office.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 18

7.4
Each Party undertakes to the other Party to provide promptly to the other Party all such information about itself, its subsidiaries and holding companies and its directors and officers as is required for the purpose of inclusion in the Scheme Documents or any other document required for the implementation of the Transaction and to provide all other assistance as may reasonably be required for the preparation of the Scheme Documents and any other document required for the implementation of the Transaction including access to and ensuring reasonable assistance is provided by the relevant professional advisers. Without limitation to the foregoing the Company shall, and shall use its reasonable best efforts to cause its employees, directors and other representatives to provide to Novatel such reasonable cooperation, at Novatel’s sole expense, needed in order for Novatel to prepare a proxy statement to be provided to Novatel shareholders in connection with the transactions contemplated in this Agreement. Such cooperation shall include (i) permitting Novatel to disclose in its proxy statement the historical financial statements of the Company required to be disclosed by applicable securities laws, (ii) cooperating with Novatel to provide information that may be needed by Novatel to prepare IFRS-to-GAAP-reconciled pro forma financial statements (it being understood that all such pro forma financial statements will be historical in nature and not prospective), and (ii) using reasonable efforts to obtain customary letters from the auditors to the Company consenting to the use of the auditors’ opinion in the Novatel proxy statement solely as such opinion relates to the historical financial statements of the Company. Notwithstanding the foregoing, the Company shall not be required to take any action that would unreasonably interfere with the business or operations of any Group Company.

7.5
If so required by Novatel in writing, the Company shall, in accordance with this clause 7, take all such steps as are reasonably necessary for Novatel to proceed with any other revised or amended proposal (whether implemented by way of scheme of arrangement, offer or otherwise) which is recommended by the Directors and approved by Novatel.

8.	IMPLEMENTATION OF THE SCHEME / SUBSTITUTE OFFER

8.1	The Company’s responsibilities in relation to the Scheme and the Substitute Offer

8.1.1	Without derogation from clause 7, the Parties shall jointly prepare the Scheme Documents in accordance with all applicable laws and regulations

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 19

(in this regard the Company’s advisors will draft the Scheme Documents and provide same to Novatel’s advisors for comment). The Scheme Documents shall give effect to relevant provisions of this Agreement (provided that once the Scheme Documents are signed, the Scheme Documents shall prevail over this Agreement if there is a conflict between this Agreement and the Scheme Documents) and shall include provisions on the necessary procedures for the implementation of the Scheme and (as applicable) the Substitute Offer. Each Party agrees to submit drafts and revised drafts of the Scheme Documents to the other Party with reasonably sufficient time for review and comment and to take into account any reasonable comments from the other for the purposes of preparing revised drafts.

8.1.2	Without derogation from clause 7, the Company shall:

8.1.2.1
subject to the consent of Novatel to the inclusion of any information in the Scheme Documents relating to Novatel (such consent not to be unreasonably withheld or delayed) (and provided that such consent shall not be required to the extent such inclusion is required for compliance with applicable law and regulation), as soon as reasonably practicable obtain all requisite Clearances in relation to the posting and publication of all requisite documents, including the Scheme Documents, in relation to the Transaction;

8.1.2.2
publish and post the requisite documents, including the Scheme Documents, to the relevant persons entitled to receive such documents and thereafter in a timely manner, publish and/or post such other documents and information as the TRP or the JSE or both may approve or require from time to time in connection with the proper implementation of the Scheme or (as applicable) the Substitute Offer;

8.1.2.3
convene the Scheme Meeting for the Scheme Members to consider and approve the Transaction Resolution, and, if same is approved by the requisite majority, furnish (if applicable) the requisite notice under section 164(4) of the Companies Act and otherwise comply with its obligations under the Companies Act;

8.1.2.4	upon fulfilment or waiver, as the case may be, of all the Conditions, take all other actions which the Company is, in terms of the Scheme or

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 20

(as applicable) the Substitute Offer, obliged to take (including those actions specified in the JSE Listings Requirements) necessary to implement the Scheme or (if applicable) the Substitute Offer and to do so, so far as reasonably practicable, in accordance with the Timetable; and

8.1.2.5	if the Scheme Meeting is adjourned, reconvene such meeting in accordance with the Companies Act and the MOI.

8.1.3
Subject to compliance with applicable law and regulation or the requirements of the JSE and TRP, neither Party shall seek to amend the terms of the Scheme or the Substitute Offer in the form set out in the Scheme Documents after despatch of the Scheme Documents without the consent of the other Party; provided that Novatel shall be entitled at any time to increase the Scheme Consideration and (as applicable) the Substitute Offer Consideration, and to effect the necessary amendments consequent on such increase, without requiring the consent of the Company. Where an amendment to the terms and conditions of the Scheme is required by a regulatory authority, each of Novatel and the Company shall seek the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) before making any such amendment.

8.1.4
The Company undertakes to Novatel that if the Transaction Resolution is approved at the Scheme Meeting in accordance with the Companies Act and court approval is required in terms of section 115(3)(a) or 115(3)(b) of the Companies Act, the Company will:

8.1.4.1	not treat the resolution approving the Scheme as a nullity; and

8.1.4.2
apply all reasonable endeavours to ensure that the Scheme is approved by the Court including applying to court for approval within 10 SA Business Days after the vote as provided for in section 115(5) of the Companies Act or opposing an application by a person who voted against the Transaction Resolution. Novatel and the Company shall share the costs of the application or opposing the application equally.

8.2	Novatel’s Responsibilities in relation to the Scheme and Substitute Offer: Novatel undertakes to the Company to be bound by and comply with the terms of the

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 21

Scheme and the Substitute Offer insofar as they relate to Novatel, including those terms which relate: i) to the transfer and discharge of the Scheme Consideration on the Scheme Implementation Date or ii) if applicable, to the discharge of the Substitute Offer Consideration due to each holder of Ordinary Shares for the relevant Ordinary Shares acquired by Novatel Bidco pursuant to the Substitute Offer by the latest date permitted by the TRP or any applicable law or regulation; in accordance with the provisions of the Scheme Documents.

8.3	Novatel shall be liable:

8.3.1
for any taxes payable in respect of the transfer of the Ordinary Shares from the holders thereof to Novatel pursuant to the Scheme or the Substitute Offer in terms of the South African Securities Transfer Tax Act, No. 25 of 2007; and

8.3.2	for any costs relating to making the Scheme Consideration or (if applicable) the Substitute Offer Consideration available in terms of the Transaction.

8.4	Dissenting Shareholders
If any of the circumstances contemplated in section 164(9)(a) or (b) of the Companies Act occur, then the relevant Dissenting Shareholder shall:

8.4.1	if such circumstances occur before the Scheme Record Date, be a Scheme Participant subject to the provisions of the Scheme; and

8.4.2
if such circumstances occur on or after the Scheme Record Date, be treated as if it were a Scheme Participant, provided that settlement of the consideration to which that Dissenting Shareholder shall be entitled and the transfer of that Dissenting Shareholder’s Ordinary Shares to Novatel shall occur:

8.4.2.1
in the case of certificated Dissenting Shareholders, within 5 SA Business Days of the later of: (i) the date on which that Dissenting Shareholder so withdraws its demand or allows the Company’s offer to lapse, as contemplated in section 164(12)(b) of the Companies Act, as the case may be; and (ii) the date on which that Dissenting Shareholder duly surrenders its document of title and duly completes the form of surrender and transfer included in the Scheme Documents; and

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 22

8.4.2.2
in the case of dematerialised Dissenting Shareholders, within 5 SA Business Days after the date on which that Dissenting Shareholder so withdraws its demand or allows the Company’s offer to lapse, as contemplated in section 164(12)(b) of the Companies Act, as the case may be.

9.	SUSPENSIVE CONDITIONS TO THE SCHEME

9.1	Conditions
The Scheme (and to the extent applicable, subject to 10, the Substitute Offer) is subject to the fulfilment or waiver, as applicable, of the following conditions by no later than the Long Stop Date or such other date as specified in the specific condition:

9.1.1	the fulfilment of each such condition to the Scheme that arises by virtue of the deferral of fulfilment of a Pre-condition (or part thereof) by Novatel in terms of clause 6.2, if any;

9.1.2
the provision by the Company of a written certificate, signed by a duly authorised director of the Company, to Novatel that, to the Company’s Knowledge, no Company Material Adverse Change has occurred, as at the date immediately prior to the Scheme Meeting, provided that if, to the Company’s Knowledge, no Company Material Adverse Change has occurred as at that date, the Company shall be obliged to deliver such certificate;

9.1.3
the approval by the requisite majority of the Transaction Resolution at the Scheme Meeting in terms of the Companies Act and, if the provisions of section 115(2)(c) of the Companies Act become applicable:

9.1.3.1	the approval of the Scheme by the Court; and

9.1.3.2
if applicable, the Company not treating the Transaction Resolution as a nullity as contemplated in section 115(5)(b) of the Companies Act (and the Company agrees that it shall not treat the Transaction Resolution as a nullity without the prior written consent of Novatel);

9.1.4	in relation to any objection to the Scheme by shareholders, either:

9.1.4.1	no shareholders give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 23

Transaction Resolution at the Scheme Meeting; or

9.1.4.2
if shareholders do give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting, shareholders holding no more than 5% of all of the Ordinary Shares give such notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting; or

9.1.4.3
if shareholders do give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting in respect of more than 5% of all the Ordinary Shares, such shareholders have not exercised appraisal rights, by giving valid demands in terms of sections 164(5) to 164(8) of the Companies Act, in respect of more than 5% of all the Ordinary Shares within 30 SA Business Days following the Scheme Meeting;

9.1.5	the following Clearances to effect and implement the Transaction and to implement this Agreement are granted:

9.1.5.1
the approval of the Scheme Documents by the TRP and the issue by the TRP of a compliance certificate with respect to the Scheme and (as applicable) the Substitute Offer in terms of section 121(b) of the Companies Act;

9.1.5.2	approval of the Competition Authorities in terms of the Competition Act (and such approval is no longer capable of appeal, in the absence of condonation);

9.1.5.3
approval of the Financial Surveillance Department of the South African Reserve Bank in terms of the South African Exchange Control Regulations (promulgated in terms of the South African Currency and Exchanges Act, No. 9 of 1933);

9.1.5.4	approval of the JSE, if and to the extent required,
provided that if any condition or qualification is attached to such Clearance, Novatel may, by written notice to the Company within 5 Business Days of

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 24

the imposition of the condition or qualification, consent to the imposition of such condition or qualification, whereupon the Condition shall be deemed to have been fulfilled, and failing which the Condition shall be deemed not to have been fulfilled;

9.1.6
the Agreement has not been terminated in accordance with its provisions at any time prior to the date of the fulfilment or waiver of all the remaining Conditions set out in clauses 9.1.1 to 9.1.5 above.

9.2	Waiver

9.2.1	Novatel shall be entitled to waive (in whole or in part) in writing each Condition stipulated in clauses 9.1.1, 9.1.2 and 9.1.4.

9.2.2	The Conditions stipulated in clauses 9.1.3 and 9.1.6 are not capable of waiver.

9.2.3
The Parties by agreement may waive in writing, in whole or in part, any Condition contemplated in clause 9.1.5, save for any Condition which is required to be fulfilled in terms of South African law or United States federal or state law for the implementation of the Transaction.

9.3	Satisfaction of Conditions
Within one Business Day of the fulfilment or waiver, to the extent permitted, of all of the Conditions, each of the Parties shall execute a written certificate to such effect and deliver same to the other Party. Upon execution and delivery of the aforementioned certificates, all the Conditions shall be deemed to have been fulfilled or waived, to the extent permitted, notwithstanding that the Parties may subsequently discover that any Condition may not have been fulfilled or waived (as applicable).

9.4	Undertakings

9.4.1
Save as provided in this Agreement, Novatel and the Company shall use all reasonable efforts (including the preparation of all relevant documents and taking of all relevant steps) to procure the fulfilment of the Conditions (including obtaining all the Clearances as soon as practicable).

9.4.2	All competition/anti-trust filings required to implement the Transaction (including the filing with the Competition Authorities, if any, as contemplated

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 25

in clause 9.1.5.2) shall be prepared and submitted (in accordance, as far as practicable, with the Timetable) to the relevant competition/anti-trust authorities by Novatel. The Company shall promptly render all reasonable information and assistance to enable Novatel to meet this obligation. All filing fees payable to the Competition Authorities shall be paid by Novatel. All fees and/or costs payable to Novatel’s nominated legal counsel and any other of Novatel’s advisors in respect of the submission and preparation of the filing to the Competition Authorities shall be borne and paid by Novatel.

9.4.3
Each Party undertakes to the other Party, subject to any legal or regulatory requirements, to keep the other Party reasonably informed of developments which are material to the obtaining of any Clearances and the fulfilment of any of the Conditions. Each Party shall give the other reasonable prior notice of any meetings it may have with any regulatory authority in connection with the implementation of the Transaction, and, if requested, facilitate attendance at such meeting by the representative(s) of the other Party.

10.	SUBSTITUTE OFFER

10.1
Should the condition in 9.1.3 not be fulfilled or should the condition in 9.1.4 not be fulfilled nor waived, then the Scheme will not become effective. An offer (the “Substitute Offer”) will, immediately on failure of the first of such conditions to fail, be deemed to have been made by Novatel to the holders of Ordinary Shares (other than the Excluded Shares) for Novatel Bidco to acquire their Ordinary Shares by way of an offer in terms of the Companies Act and Companies Regulations on the same terms and conditions, mutatis mutandis, as the terms and conditions of the Scheme and this Agreement, save that the Substitute Offer (if made) will not be subject to the Conditions set out in clauses 9.1.3 or 9.1.4, but shall be subject to an additional condition that holders of Ordinary Shares accept the Substitute Offer in respect of that number of Ordinary Shares which would result in Novatel Bidco holding 90%, or such lower percentage as Novatel may specify in writing to the Company from time to time, of the issued and outstanding Ordinary Shares, which additional condition Novatel shall be entitled to waive (“Substitute Offer Conditions”) (and Novatel shall, if a circular is required by the JSE or the TRP to be printed and posted to the Company’s shareholders notifying them of such change or waiver, bear the costs of such printing and posting).

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 26

10.2
The obligation of Novatel to implement the Substitute Offer (if it is made) is subject to the fulfilment or where permissible, waiver of the Substitute Offer Conditions. In addition, the Substitute Offer (if it is made) will be undertaken in accordance with the provisions of Schedule 6.

11.	OPTION ARRANGEMENTS

11.1
Novatel shall, if the Pre-conditions in 6.1.2 and in 6.1.3.1 are fulfilled, make an offer, subject to fulfilment of the Conditions, to holders of Employee Options concurrently with the Scheme or the Substitute Offer (if it is made) in terms of which:

11.1.1
in respect of all unvested In the Money Options as at the Scheme Implementation Date, or if applicable, the date of final payment under the Substitute Offer, Novatel shall grant replacement share options in respect of shares in Novatel on terms consistent with the pricing and exchange formulae set out in Schedule 8; and

11.1.2
on the Scheme Implementation Date (or, if the Substitute Offer is made, the earliest date of payment under the Substitute Offer), Novatel shall pay for the benefit of each holder of an Employee Option, in respect of each vested In The Money Option which it holds on that date, an amount in cash equal to the Scheme Consideration/Substitute Offer Consideration less the exercise price of the relevant In The Money Option (with the consequence that no payment shall be due to such holders in respect of Out the Money Options);

11.1.3	and as a consequence of the waivers contemplated in 6.1.2, all Out the Money options shall fall away without compensation, provided that if the Parties so agree, the offer contemplated by this clause 11.1 shall be made by the Company;

11.2	If the Pre-conditions in 6.1.2 and 6.1.3.1 are not fulfilled but the Pre-condition in 6.1.2 is waived by Novatel in its discretion, Novatel shall be entitled to elect by notice to the Company either –

11.2.1
to grant, in respect of all the Employee Options, replacement share options in respect of shares in Novatel on terms consistent with the pricing and exchange formulae set out in Schedule 8 and in accordance with the requirements of clause 25.3.2 of the Employee Option Deed, as a

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 27

consequence of which all the Employee Options shall lapse; or

11.2.2	to make a Comparable Offer in respect of the Employee Options, on such terms as Novatel may propose and which are consistent with the confirmation by the TRP contemplated in 6.1.3.2.2, in each case subject to the fulfilment of the Conditions, and if either of the approaches in 11.2.1 or 11.2.2 is elected, that shall comprise the Employee Option Offer.

11.3	The details of the Employee Options as at the Signature Date are as set out in Schedule 4.

12.	MATERIAL CUSTOMERS AND SUPPLIERS

12.1
As soon as reasonably possible after the Signature Date, Novatel and the Company shall jointly approach each of the Material Counterparties for the purposes of obtaining any consents or approvals which are required under any agreement between the Company and/or any of Group Companies, on the one hand, and such Material Counterparty, on the other hand: (i) for the change in shareholding in the Company which will result from the implementation of the Transaction; (ii) for the change in the constitution of the Directors which will result from the implementation of the Transaction; and/or (iii) any other consent required from the Material Counterparty by virtue of the entering into and/or implementation of any of the matters contemplated in this Agreement, in order to mitigate the risk of breach, default, acceleration, amendment, or termination of that agreement or any other adverse effect on the Company arising from such relationship.

12.2	The Parties shall use all reasonable commercial endeavours to obtain the consents and approvals contemplated in clause 12.1, including:

12.2.1	meeting personally with representatives of the Material Counterparty, if necessary; and

12.2.2	providing any public and/or other non-sensitive information required by the Material Counterparty in relation to the Transaction, Novatel and/or the Company.

12.3	Each of the Parties shall appoint senior members of management for the purposes of implementing the matters contemplated in this clause 12.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 28

13.	RECONSTITUTION OF THE BOARD OF DIRECTORS
The Company shall use all reasonable endeavours to procure that each of the directors of the Company which Novatel wishes to resign as a director of the Company furnishes the Company (with a copy to Novatel) of his letter of resignation, as soon as reasonably possible, but in any event on or before the Scheme Finalisation Date, such resignation to take effect if and when Novatel Bidco is recorded as the registered and beneficial holder of all or a majority of the Scheme Shares pursuant to implementation of the Scheme or the Substitute Offer.

14.	NON-SOLICITATION AND OTHER UNDERTAKINGS BY THE COMPANY

14.1	The Company undertakes to Novatel that, during the Exclusivity Period, the Company shall (and the Company shall procure that all of the other Group Companies shall)-:

14.1.1
subject to compliance by the Company with applicable law and regulation, negotiate and deal on an exclusive basis with Novatel, and refrain from soliciting, encouraging, initiating, entering into or continuing any talks, discussions, negotiations and other communications (“Discussions”), agreement or arrangement relating to, or which might reasonably be expected to lead to, a Competing Proposal (for the avoidance of doubt the Company shall not be in breach of the provisions of this 14.1.1 if the Directors engage in Discussions at any time in relation to an unsolicited Competing Proposal to the extent required in order to meet any statutory or other binding legal obligation, including a) those obligations set out in Regulation 92 or Regulation 99(4), and b) a fiduciary duty of directors in the context of an offer as defined in section 117(1) of the Companies Act);

14.1.2
within 2 Business Days after receipt of any Competing Proposal, notify Novatel in writing of the details thereof (including details of the salient terms and conditions of, and the identity of the person and where applicable the identity of the holding company or controlling shareholders of that person making, the Competing Proposal, if known or reasonably ascertainable) and Novatel shall be entitled but not obliged by notice in writing to the Company to increase or revise its most recent offer to holders of Ordinary Shares so as to match or better the Competing Proposal. The Company shall further notify Novatel in writing within 1 Business Day after the date on which the

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 29

Company decides for the first time to make any information available to a particular bona fide offeror or potential offeror. The whole of this clause shall apply again if a Competing Proposal is formalised, restated, revised or increased, or another Competing Proposal is made, pursuant to a revision or increase of the most recent offer by Novatel;

14.1.3
conduct their operations in the ordinary course of business, and shall not, without the consent of Novatel which consent shall not unreasonably be withheld, (i) undertake or agree to undertake any acquisition, disposal, pledge or encumbrance of any properties or assets of such Group Company of value in excess of R5 000 000, or (ii) adopt, amend, accelerate or terminate any Employee Benefit Plan or increase the benefits to any employee under any such plan, except as required by law;

14.1.4
not dispose of any Trust Shares nor any Treasury Shares other than as may be required to satisfy any Employee Options as set out in Schedule 4 to the extent validly exercised in terms of the Employee Option Scheme;

14.1.5	not effect or permit any amendment to the MOI except as required by law or without the prior written consent of Novatel, which consent shall not unreasonably be withheld;

14.1.6	other than as contemplated by this Agreement or in terms of the Employee Options set out in Schedule 4, not issue any:

14.1.6.1	securities of the Company to any person; or

14.1.6.2	securities of any Group Company to any person (other than any issue of such securities to the Company or to any Group Company); or

14.1.6.3	any options in respect of any securities of the Company or any Group Company to any person;

14.1.7	refrain from engaging in any action contemplated in section 126 of the Companies Act without Novatel’s prior written consent;

14.1.8
refrain from declaring or paying any dividends, effecting any acquisition of its own shares or permitting any Group Company to effect any acquisition of the Company’s shares, or making any other distribution to any shareholder of the Company without Novatel’s prior written consent; and

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 30

14.1.9	refrain from incurring any capital expenditure, or undertaking any commitment to incur capital expenditure, in excess of R5 000 000.

14.2
For the purposes of this clause 14, an action taken by or on behalf of the Company or any Group Company shall be deemed to have been taken in the ordinary course of business if such action (i) is recurring in nature, and (ii) is consistent in nature, quantity, frequency, scope, and magnitude with the Company’s and its Group Companies’ past practices, and (iii) is taken in the ordinary course of the Company’s and its Group Companies’ normal day to day operations, and (iv) does not require authorization by the board of directors of the Company or any Group Company and does not require any other separate or special authorization of any nature or (v) has been consented to in writing by Novatel.

15.	REPRESENTATIONS AND WARRANTIES

15.1	Each of the Parties represents and warrants to the other as at the Signature Date that:

15.1.1	it has the requisite power and authority to enter into and perform its obligations under this Agreement subject to the terms and conditions of this Agreement;

15.1.2	this Agreement constitutes binding obligations on it in accordance with the terms of this Agreement;

15.1.3
the execution and delivery of, and the performance of its obligations under, this Agreement will not result in a breach of its constitutional documents or any law or regulation or any order, judgement, decree of any court of governmental agency to which it is a party or by which it is bound;

15.1.4
the execution of this Agreement and the performance of its obligations hereunder does not and shall not conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it; and

15.1.5	the natural person who signs and executes this Agreement on its behalf is validly and duly authorised to do so.

15.2	The Company further represents, warrants and undertakes to Novatel that:

15.2.1	the authorised and issued share capital of the Company as set out in clause

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 31

1.3.1 is correct;

15.2.2	the number of Employee Options set out in clause 2.1.18 is correct;

15.2.3	the numbers of Trust Shares and Treasury Shares set out in clause 1.3.1 are correct;

15.2.4	the details of the Employee Options set out in Schedule 4 are true, complete and correct;

15.2.5	each Employee Option has been granted in accordance with the provisions of the Employee Option Deed;

15.2.6	the Employee Option Deed sets out the full and complete terms of the Employee Option Scheme including all amendments thereto;

15.2.7
all amendments to the Employee Option Scheme and the Employee Option Deed have received all requisite consents and approvals and are effective and binding on the trustees, participants and other parties to the Employee Option Scheme;

15.2.8	there are no Employee Benefit Plans other than those the details of which were provided to Novatel by way of disclosure in the Virtual Data Room prior to 4 June 2015;

15.2.9	there are no agreements binding on the Company and any Group Company the termination of which would give rise to a Company Material Adverse Change –

15.2.9.1	which were not disclosed in the Virtual Data Room prior to 4 June 2015;

15.2.9.2	which contain any provisions triggered by a change in control of the Company other than those listed on Schedule 5;

15.2.10	as at Signature Date there is no Competing Proposal which the Directors or the Independent Board has finally concluded is made by a bona fide offeror or bona fide potential offeror;

15.2.11	all of the shares in the capital of the Company are of one class, being Ordinary Shares which rank pari passu with each other;

15.2.12	the Company is not under any obligation (whether contingently upon the exercise of any right or otherwise) and no resolution has been passed to

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 32

increase or to reduce any of its authorised or issued share capital or to vary any of the rights attaching to the issued shares or to issue any debentures or any options;

15.2.13	to the best of the Company’s Knowledge and belief there are no industry specific Clearances or approvals required for the lawful implementation of the Transaction; and

15.2.14
each decision of the board of the Company in relation to the Transaction as at Signature Date has been taken, and any future decisions (including approval of the Scheme Documents and convening of the Scheme Meeting) will be taken, in compliance with the provisions of the Company’s MOI and the Companies Act and the Companies Regulations.

16.	TERMINATION

16.1	This Agreement shall terminate with immediate effect and all rights and obligations of the Parties under this Agreement shall, subject to clause 16.3 and 32, cease forthwith only as follows:

16.1.1	if clause 6.3 becomes applicable; or

16.1.2	if any Condition which may be waived by Novatel in terms of clause 9.2 becomes incapable of fulfilment, and Novatel notifies the Company in writing that Novatel will not waive that Condition; or

16.1.3	if all the Conditions have not been fulfilled or waived on or before the Long Stop Date; or

16.1.4	if the Scheme Finalisation Date (in respect of the Conditions relating to the Scheme or the Substitute Offer) does not occur on or before the Long Stop Date; or

16.1.5	upon written notice by the Company to Novatel, given on or before the Scheme Finalisation Date, if:

16.1.5.1	Novatel commits a breach of clause 8.2 and fails to remedy such breach within 10 Business Days of a written notice from the Company to Novatel requesting the same; or

16.1.5.2	Novatel commits a breach of any material provision of this Agreement (including a breach of warranty) and, if such breach is capable of

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 33

remedy, fails to remedy such breach within 10 Business Days of a written notice from the Company to Novatel requesting the same; or

16.1.6	upon written notice by Novatel to the Company, given on or before the Scheme Finalisation Date, if:

16.1.6.1
the Company commits a breach of clause 8.1.2.1, 8.1.2.2, 8.1.2.3 or 8.1.2.5, and fails to remedy such breach within 10 Business Days of a written notice from Novatel to the Company requesting the same;

16.1.6.2	the Company commits a breach of clause 8.1.2.4 and fails to remedy such breach within 10 Business Days of a written notice from Novatel to the Company requesting the same;

16.1.6.3	the Company commits a breach of clause 14.1.1 or 14.1.2;

16.1.6.4	the Company commits a breach of any of clauses 14.1.3, 14.1.4, 14.1.5, 14.1.6, 14.1.7, 14.1.8 or 14.1.9;

16.1.6.5
the Company commits a material breach of any other provision of this Agreement (including a breach of warranty) and, if such breach is capable of remedy, fails to remedy such breach within 10 Business Days of a written notice from Novatel to the Company requesting the same;

16.1.6.6	the Company is unable to satisfy the solvency and liquidity test referred to in section 4 of the Companies Act if it were to apply such test at that time;

16.1.6.7	a Company Material Adverse Change has occurred; or

16.1.6.8
the Company fails, notwithstanding notice from Novatel requesting same, to certify immediately prior to the Posting Effective Date, the date of the Scheme Meeting (and the date on which the Scheme Meeting may be re-convened following an adjournment) and the Scheme Finalisation Date, by written notice to Novatel that, to the Company’s Knowledge, no Company Material Adverse Change has occurred, provided that if, to the Company’s Knowledge, no Company Material Adverse Change has occurred immediately prior to the Posting Effective Date or the date of the Scheme Meeting (or the date on which the Scheme Meeting may be re-convened following an adjournment)

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 34

or the Scheme Finalisation Date, the Company shall deliver such certificate.

16.2
Neither Party shall be entitled to terminate or otherwise cancel this Agreement in terms of clause 16.1 after the Scheme Finalisation Date. Accordingly, if any provision set out in clause 16.1 provides for a remedy period, and the Scheme Finalisation Date occurs before the expiry of such remedy period, the remedy period shall expire on the second SA Business Day before the Scheme Finalisation Date, even if that results in there being no remedy period.

16.3
Termination shall be without prejudice to the rights of either Party that may have arisen prior to termination, and/or the rights of the other Party to bring any other claim or action available at law against the other Party arising from a breach of this Agreement.

16.4
Without prejudice to the rights of Novatel under this clause 16, if the recommendation of the Independent Board, referred to in clause 6.1.9: (i) is withdrawn, or (ii) having been given, is not withdrawn, but the Independent Board recommends a Competing Proposal, then Novatel shall be entitled to terminate this Agreement with immediate effect at any time prior to the Scheme Finalisation Date.

17.	LIQUIDATED DAMAGES

17.1
If Novatel terminates this Agreement in terms of clauses 16.1.6.1 or 16.1.6.3, at a time that a Competing Proposal has been made, which Competing Proposal in relation to the Company is successfully implemented, then without prejudice to Novatel’s other rights in law, the Company shall pay Novatel on demand an amount of R9 500 000 as a pre-estimate of liquidated damages suffered by Novatel by reason of the breach or action giving rise to the termination of this Agreement (“Company Breach”). Nothing in this clause 17.1 shall limit Novatel’s rights to claim, prove and recover direct damages (excluding loss of profit, consequential damages, punitive damages and the like) –

17.1.1	in excess of the amount of R9 500 000 by reason of any such Company Breach; or

17.1.2	in respect of any other breach by the Company of the provisions of this Agreement including any warranty provision.

17.2	Notwithstanding anything to the contrary contained in this Agreement, the

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 35

provisions of clause 17.1 do not prejudice or limit either Party’s rights or remedies in relation to the Scheme or (if applicable) the Substitute Offer.

17.3
Notwithstanding anything to the contrary contained anywhere else in this Agreement, if the performance of either Party’s obligations in terms of this Agreement or the Transaction becomes impossible due to circumstances outside of the reasonable control of such Party, such Party shall not be in breach of such obligations.

17.4
Nothing in clause 17.1 shall limit the Company’s rights to claim, prove and recover direct damages (excluding loss of profit, consequential damages, punitive damages and the like) in respect of any breach by Novatel of the provisions of this Agreement including any warranty provision.

18.	INSIDE INFORMATION

18.1
Insofar as Novatel is in possession of any Inside Information in relation to the Company, or reasonably believes that it is in possession of any Inside Information in relation to the Company, Novatel shall notify the Company accordingly, and the Company shall publish such information as soon as reasonably practicable but in any event no later than two Business Days after the date of receipt of such notice from Novatel, or if a dispute arises as to whether that information comprises Inside Information, the date of receipt of determination, if any, in terms of 18.2 that such information does comprise Inside Information, in such form and manner as Novatel may reasonably require, provided that such publication shall be effected in such manner so as not to contravene the JSE Listings Requirements. The Parties agree to make and give effect to such changes in the Timetable, including changes to the Voting Record Date and/or date of the Scheme Meeting, such that the publication of the Inside Information shall precede the last day to trade in order to be recorded in the Register on the Voting Record Date.

18.2	If any dispute arises in connection with clause 18.1, the dispute shall be determined in accordance with the following provisions:

18.2.1
It shall be determined by a Senior Counsel of not less than 20 years’ experience in corporate law, agreed to by both Parties, or failing agreement between the Parties within 2 Business Days of written notice by one Party to the other Party, nominated by the Senior Partner of Webber Wentzel Inc. or

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 36

his nominee (each such person being an Expert).

18.2.2	The Expert shall act as expert and not as arbitrator.

18.2.3
Subject to the ensuing provisions of this clause 18.2, the Expert shall approach the dispute adopting such procedures and such timelines and in such manner as he, in his sole discretion, considers appropriate provided that the Expert shall at all times act impartially.

18.2.4
For the purposes of its determination, the Expert shall be entitled to consult either of the Parties and any other person(s) which he believes will be able to assist it in reaching its determination, including any independent merchant bank, stock broker or other financial markets expert, provided that all Parties shall be entitled to be present at and for the duration of such consultation and shall be entitled to receive copies of any documentation exchanged in this regard.

18.2.5
The Expert shall afford the Parties the opportunity to make such written and, at its discretion, oral representations as they or either of them wish, subject to such reasonable time and other limits as the Expert may prescribe and subject further to the Party making a written representation providing a copy thereof to the other Party, and it shall have regard to any such representations but not be bound by them.

18.2.6	Each of the Parties shall use its best endeavours to procure that the Expert will make a determination as soon as reasonably possible and within 10 Business Days of being requested to do so.

18.2.7	The Expert’s written opinion shall be final and binding on the Parties.

18.2.8
The costs and expenses of the Expert shall be borne by that Party to the dispute or matter which, in the sole discretion of the Expert, is the appropriate Party to bear such costs and expenses, provided that the Expert shall be entitled to direct that costs and expenses be borne by either or both of the Parties in such ratios as the Expert may determine.

19.	NOTICES

19.1	Any notice under or in connection with this Agreement (a Notice):

19.1.1	shall be in writing;

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 37

19.1.2	shall be in the English language; and

19.1.3
may be delivered personally or sent by fax or email to the Party due to receive the Notice at the relevant address specified in clause 19.2 or to another address or fax number or email address specified by that Party by not fewer than five days’ written notice to the other Party.

19.2	The addresses referred to in clause 19.1 are:

19.2.1	in the case of Novatel:

Address:	9645 Scranton Road, Suite 205 San Diego, CA 92121 U.S.A

Fax:	XXXXXXXXXXXX

Email:	XXXXXXXXXXXX

For the attention of	Lance Bridges, General Counsel
with a copy to PJ Hope, Read Hope Phillips Thomas & Cadman Inc.

Address:	3rd Floor, 30 Melrose Boulevard, Melrose Arch, 2196 South Africa

Fax:	XXXXXXXXXXXX

Email:	XXXXXXXXXXXX
with a copy to Carl Sanchez, Paul Hastings LLP

Address:	4747 Executive Drive, Twelfth Floor San Diego, CA 92121 U.S.A

Email:	carlsanchez@paulhastings.com

19.2.2	In the case of the Company:

Address:	Digicore Building, 9 Regency Drive, Route 21 Corporate Park, Irene Ext 30, Centurion, South Africa

Fax:	XXXXXXXXXXXX

Email	XXXXXXXXXXXX

For the attention of	Cobus Grové

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 38

with a copy to David Tosi, PSG Capital

Address:	1st Floor, Ou Kollege Building, 35 Kerk Street, Stellenbosch, 7600

Fax:	XXXXXXXXXXXX

Email:	XXXXXXXXXXXX

19.2.3
A Notice given under clause 19.1 shall conclusively be deemed to have been received on the next working day in the place to which it is sent, if sent by fax or email or at the time of delivery, if delivered personally.

19.2.4
Any legal process to be served on either of the Parties may be served on it at the physical address specified for it in clause 19.2 and it chooses that address as its domicilium citandi et executandi for all purposes under this Agreement.

20.	REMEDIES AND WAIVERS

20.1
No failure of either Party to exercise, and no delay by it in exercising, any right, power or remedy in connection with this Agreement (each a “Right”) will operate as a waiver thereof, nor will any single or partial exercise of any Right preclude any other or further exercise of such Right or the exercise of any other Right.

20.2
Without prejudice to any other rights and remedies which either Party may have, each Party acknowledges and agrees that damages may not be an adequate remedy for any breach by either Party of the provisions of this Agreement and either Party shall be entitled to seek the remedies of interdict, specific performance and other equitable relief (and the Parties shall not contest the appropriateness or availability thereof), for any threatened or actual breach of any such provision of this Agreement by either Party and no proof of special damages shall be necessary for the enforcement by either Party of the rights under this Agreement.

20.3	No suspension of a right to enforce any term of this agreement and no pactum de non petendo shall be of any force or effect unless in writing and duly signed by or on behalf of the Parties.

20.4
All costs, charges and expenses of any nature whatever may be incurred by a Party in enforcing its rights in terms of this Agreement, including legal costs on the scale of attorney and own client and collection commission, irrespective of whether any

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 39

action has been instituted, shall be recoverable on demand from the Party against which such rights are successfully enforced and shall be payable on demand.

21.	INVALIDITY
If any provision of this Agreement (other than a material provision of this Agreement) shall be held to be illegal, invalid or unenforceable, in whole or in part, under the law of any jurisdiction, the legality, validity or enforceability of such provision or part under the law of any other jurisdiction and the legality, validity and enforceability of the remainder of this Agreement shall not be affected.

22.	NO PARTNERSHIP
Nothing in this Agreement and no action taken by the Parties under this Agreement shall constitute a partnership, association, corporate merger, joint venture or other co- operative entity between any of the Parties.

23.	FURTHER ASSURANCE

23.1
The Company shall timeously do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as Novatel may from time to time reasonably require for the purpose of giving effect to the provisions of this Agreement and the transactions contemplated therein.

23.2
Novatel shall timeously do or procure to be done all such further acts and things and execute or procure the execution of all such other documents as the Company may from time to time reasonably require for the purpose of giving effect to the provisions of this Agreement and the transactions contemplated therein.

24.	VARIATION

24.1	This Agreement constitutes the sole record of the agreement between the Parties in relation to its subject matter.

24.2	No Party shall be bound by any representation, warranty, promise or the like not recorded in this Agreement.

24.3	No addition to, variation, novation or agreed cancellation of this Agreement shall be of any force or effect unless in writing and signed by or on behalf of the Parties.

25.	STIPULATIO ALTERI
Other than those provisions relating to Novatel Bidco, no provision of this Agreement

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 40

constitutes a stipulation for the benefit of any person who is not a party to this Agreement unless the provision in question expressly provides otherwise.

26.	ASSIGNMENT

26.1	The rights and obligations of the Parties may not be ceded, delegated, assigned or otherwise transferred.

26.2
Notwithstanding the provisions of clause 26.1, Novatel shall be entitled to cede, delegate or assign, or otherwise transfer, any of its rights or obligations to a subsidiary or affiliate of Novatel with the consent of the Company (which consent shall not be unreasonably withheld or delayed).

26.3	If the Company consents in terms of clause 26.2, Novatel irrevocably and unconditionally:

26.3.1
guarantees to the Company, as a primary and independent obligation, the full and punctual performance by its nominated subsidiary or affiliate of all the obligations under this Agreement or the Scheme or (if applicable) the Substitute Offer;

26.3.2
undertakes to the Company that if the nominated Novatel subsidiary or affiliate does not pay any amount or discharge any obligation when due under or in connection with this Agreement or the Scheme or (if applicable) the Substitute Offer, Novatel shall immediately on demand pay that amount or discharge that obligation as if it was the principal obligor.

26.4
If Company consents in terms of clause 26.2, the Novatel subsidiary or affiliate shall specify a physical address in South Africa for the purpose of service of legal process as contemplated in clause 19.2.4.

27.	ANNOUNCEMENTS

27.1
Subject to clause 27.2, no announcement (other than the Firm Intention Announcement) in relation to this Agreement and/or the Transaction shall be made by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed).

27.2	In relation to this Agreement and/or the Transaction, a Party may make such announcements as are required by:

27.2.1	the laws or regulations of any relevant jurisdiction; or

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 41

27.2.2	the listing rules or regulations of any stock exchange on which the shares of that Party are quoted or listed; or

27.2.3	any governmental or competent regulatory authority of any relevant jurisdiction (including the TRP, the United States Securities and Exchange Commission and the JSE),
in which case the Party concerned shall take all such steps as may be reasonable and practicable in the circumstances to consult the other Party on the proposed form, content and timing of such announcement.

27.3
Subject to clause 27.2, the Company will, in consultation with Novatel, prepare and submit to Novatel for review and approval all announcements and communications to employees of the Company and its Group in connection with this Agreement and/or the Transaction prior to the issue of such announcements and communications.

28.	CONFIDENTIALITY AGREEMENT

28.1
The terms of the Confidentiality Agreement shall remain in force, save as varied or amended by the terms of this Agreement. In the event of any inconsistency between the terms and obligations of this Agreement and the Confidentiality Agreement, the terms and obligations of this Agreement shall take precedence.

28.2	The provisions of 12 (Standstill) of the Confidentiality Agreement shall be deemed deleted and pro non scripto from the date of the Firm Intention Announcement.

29.	NON BINDING OFFER
The Parties hereby terminate the Non-Binding Offer with effect from the Signature Date.

30.	COSTS AND EXPENSES
Subject to clauses 8.1.4.2, 8.3 and 9.4.2, each Party shall bear all costs incurred by it in connection with the preparation, negotiation, entry into and performance under this Agreement and the documents to be entered into pursuant to it.

31.	COUNTERPARTS
This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. A counterpart of this Agreement in scanned and email form or which is faxed

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 42

shall be conclusive evidence of the original signature and shall be as effective in law as the counterparts in original form showing the original signatures.

32.	SURVIVAL
The lapsing, cancellation or termination of this Agreement shall not affect those provisions of this Agreement which expressly provide they will operate after any such lapsing, cancellation or termination or which by implication must continue to have effect thereafter.

33.	CHOICE OF GOVERNING LAW
This Agreement shall be governed by and construed in accordance with the laws of South Africa (and without giving effect to any conflict of law principles which would result in the application of the laws of any other jurisdiction).

34.	JURISDICTION

34.1
Subject to clause 18.2, any dispute arising out of or connected with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this clause 34, shall be resolved by arbitration in Johannesburg conducted in English, by a panel of three arbitrators pursuant to the rules of the International Chamber of Commerce (the “ICC”) or such other rules as the Parties may agree in writing, save that, unless Novatel and the Company agree otherwise, the arbitrators shall draw up, and submit to them for signature, the Terms of Reference within 21 days of receiving the file. The Terms of Reference shall include a list of issues to be determined. The decision of the arbitrators shall be final and binding on the Parties, and such decision shall not be capable of appeal and that decision shall be given effect to without delay.

34.2
Nothing in clause 34.1 shall preclude either Party from seeking any interim and/or urgent relief from a court of competent jurisdiction and to this end the Parties hereby consent to the non-exclusive jurisdiction of the High Court of South Africa, Gauteng Local Division, Johannesburg.

35.	SIGNATURE

35.1	This Agreement is signed by the Parties on the dates and at the places indicated below.

35.2	The persons signing this Agreement in a representative capacity warrant their

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 43

authority to do so.

35.3
The Parties record that it is not required for this Agreement to be valid and enforceable that a Party shall initial the pages of this Agreement and/or have its signature of this Agreement verified by a witness.

Signed at    Pretoria    on    18 June    2015

/s/ Gerrit Pretorius
DIGICORE HOLDINGS LIMITED
who warrants that s/he is duly authorised hereto

Signed at    San Diego, CA USA     on    18th June    2015

/s/ Michael Newman
NOVATEL WIRELESS, INC.
who warrants that s/he is duly authorised hereto

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 45

SCHEDULE 2

FIRM INTENTION ANNOUNCEMENT

DIGICORE HOLDINGS LIMITED
(Incorporated in the Republic of South Africa)
(Registration number 1998/012601/06)
Share code: DGC
ISIN: ZAE000016945
("Digicore" or “the Company”)

NOVATEL WIRELESS INC
(Incorporated under the laws of the State of Delaware, United States of America with registration number 2614230)
NASDAQ share code: MIFI

("Novatel")

JOINT ANNOUNCEMENT OF THE FIRM INTENTION OF NOVATEL TO MAKE AN OFFER TO ACQUIRE ALL THE ORDINARY SHARES IN DIGICORE (SAVE FOR ANY TREASURY SHARES AND THE TRUST SHARES), BY WAY OF A SCHEME OF ARRANGEMENT OR SUBSTITUTE OFFER

1.	INTRODUCTION

1.1
Shareholders of Digicore (“Shareholders”) are referred to Digicore’s updated detailed cautionary announcement dated 5 June 2015 and are advised that Digicore has entered into a transaction implementation agreement with Novatel dated Thursday, 18 June 2015 (“Implementation Agreement”) which constitutes notification to the Digicore board of directors (“Digicore Board”) of a firm intention from Novatel to make an offer to acquire (either itself or through a subsidiary) all the ordinary shares in Digicore (“Ordinary Shares”), other than any Ordinary Shares held by any subsidiaries of Digicore (“Treasury Shares”) and the Ordinary Shares held by the Digicore Holdings Limited Share Trust (“Trust Shares”) (collectively the “Excluded Shares”), by way of a scheme of arrangement (“the Scheme”) or, if specified conditions of the Scheme should not be fulfilled, to acquire all or a majority of the Ordinary Shares, excluding the Excluded Shares, by way of a substitute offer (“the Substitute Offer”), with the Ordinary Shares to be so acquired being referred to hereafter as “Scheme Shares” (the Scheme and the Substitute offer, together with the Employee Option Offer described below, collectively as “the Transaction”).

1.2
Shareholders are further advised that the Digicore Board has established an independent board (“Independent Board”) to provide the opinion as required by the Companies Regulations, 2011 (“the Companies Regulations”) promulgated in terms of the Companies Act 71 of 2008 (“Companies Act”).

1.3	The purpose of this announcement is to advise Shareholders of the terms and conditions of the Implementation Agreement.

2.	BACKGROUND IN RESPECT OF NOVATEL

2.1
Novatel is a leader in the design and development of M2M wireless solutions based on 3G and 4G technologies. Novatel delivers Internet of Things (IoT) and Cloud SaaS services to carriers, distributors, retailers, OEMs and vertical markets worldwide. Product lines include MiFi Mobile Hotspots, USB modems, Expedite and Enabler embedded modules, Mobile Tracking Solutions and Asset Tracking Solutions. These innovative products provide anywhere, anytime communications solutions for consumers and enterprises.

2.2	Novatel is incorporated in the State of Delaware, USA. Novatel’s headquarters are in
San Diego, California and Novatel’s securities are listed on the NASDAQ exchange.

3.    RATIONALE

3.1	Rationale for Novatel

Digicore specialises in the research, development, manufacturing, sales and marketing of telematics tools used for fleet management and consumer and enterprise-level vehicle tracking for an international client base. Novatel believes that its acquisition of Digicore would establish Novatel's position as a significant player in the global asset tracking and management market, and would provide immediate top-line contribution and

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 46

meaningful earnings contribution in 2016.

3.2	Rationale for Digicore

3.2.1
The scheme consideration of R4.40 per Scheme Share, represents a premium of 67.9% to the 30-day volume weighted average traded price of Digicore of R2.62 per Ordinary Share, as at as at 7 May 2015. See paragraph 5.1 below in this regard.

3.2.2
The Transaction will provide Shareholders with an opportunity to dispose of their Scheme Shares at a substantial premium, accordingly the Independent Board believes that it is in the interest of Digicore and the Shareholders that they be given an opportunity to consider the Scheme.

3.2.3	The Independent Board’s opinion in connection with the Scheme and Substitute Offer will be communicated to Shareholders in due course.

4.	THE SCHEME

4.1
The Scheme will constitute an “affected transaction” as defined in section 117(1)(c) of the Companies Act. It will be implemented in accordance with the Companies Act, the Companies Regulations (which include the takeover regulations prescribed by the Minister of Trade and Industry in terms of section 120 of the Companies Act (“Takeover Regulations) and will be regulated by the Takeover Regulation Panel (“TRP”).

4.2
The Scheme will be implemented by way of a scheme of arrangement in terms of sections 114 and 115 of the Companies Act to be proposed by the Digicore Board between Digicore and the Shareholders (other than the holders of the Excluded Shares).

4.3
The posting of the scheme circular to Shareholders, in relation to the Scheme, and of the documents setting out the full terms and conditions of the Scheme and the Substitute Offer, including any report, opinion, form of proxy, acceptance forms, notice or other document required in connection with the Scheme and the Substitute Offer (collectively, “Scheme Documents”) is subject to the fulfilment or, where applicable, waiver or deferral, of the conditions precedent set out in paragraph 5.2 below ("Pre-Conditions").

4.4	The Scheme will be subject to the fulfilment (or, where applicable, waiver) of the conditions precedent set out in paragraph 6 below ("Conditions").

5.	MATERIAL TERMS AND PRE-CONDITIONS

5.1	Material terms of the Implementation Agreement

5.1.1	Pursuant to implementation of the Scheme -

5.1.1.1	Novatel will acquire all of the Scheme Shares, and as a consequence Digicore will become a subsidiary of Novatel;

5.1.1.2
Shareholders will receive the scheme consideration of R4.40 for every Scheme Share disposed of in terms of the Scheme (“Scheme Consideration”), subject to a maximum consideration payable by Novatel of R1 094 223 363.20 (being R4.40 times 248 687 128, being the current aggregate number of issued Ordinary Shares).

5.1.2	The Scheme Consideration represents a premium of 67.9% to the 30-day volume weighted average traded price of Digicore of R2.62 per Ordinary Share, as at 7 May 2015.

5.2	Pre-Conditions

5.2.1
The posting of the Scheme Documents is subject to the fulfilment or, where applicable, waiver or deferral by Novatel, by no later than 30 South African business days (that is excluding Saturdays, Sundays and statutory public holidays in South Africa) (“Business Day”) after the signature date of the Implementation Agreement, being Thursday, 18 June 2015 (“Signature Date”), or by such later date, no later than 45 Business Days after the Signature Date, as Digicore or Novatel may stipulate in writing, or by such other date as Digicore and Novatel may agree upon in writing, of the following Pre-Conditions -

5.2.1.1	that each of several specified employees of Digicore and its subsidiary companies (“Group Companies”) has, to the extent he is party to a “change of control

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 47

agreement”, or any other agreement or arrangement with any of the Group Companies which provides for certain rights or benefits in the event of a change of control of Digicore, waived all such rights or benefits arising under that agreement or arrangement, or such rights and benefits have otherwise terminated;

5.2.1.2
that each holder of employee options (“Employee Options”) in terms of the scheme (“Employee Option Scheme”) as defined in the trust deed of the Digicore Holdings Limited Share Trust (“Employee Option Deed”) has irrevocably agreed in writing to accept the Employee Option Offer contemplated in paragraph 11.1 below if and when made, and has (i) conditionally waived all his right title and interest in and to all his Employee Options and (ii) waived all rights to receive a comparable offer in terms of section 125 of the Companies Act read with Regulation 87 of the Companies Regulations (“Comparable Offer”) from Novatel in respect of his Employee Options;

5.2.1.3	that the TRP has either -

5.2.1.3.1	granted Novatel an exemption in terms of section 119(6) of the Companies Act from the obligation to make a Comparable Offer in respect of the Employee Options; or

5.2.1.3.2	confirmed in writing that -

5.2.1.3.2.1	if the approach to the Employee Option Offer in paragraph 11.2.1 below were elected by Novatel, there would be no requirement for a Comparable Offer to be made; or

5.2.1.3.2.2	the making of the Employee Option Offer as may be proposed by Novatel in terms of paragraph 9.2.2 would discharge the obligations of Novatel to make a Comparable Offer;

5.2.1.4
that, as at the date of fulfilment of each of the other Pre-Conditions, Shareholders remain bound by, and are not in breach of, written irrevocable undertakings in favour of Novatel, inter alia, to vote in favour of the Scheme and to accept the Substitute Offer if made, in respect of Ordinary Shares comprising more than 50% of the voting rights exercisable at the Shareholders’ meeting (“Scheme Meeting”) convened in order for the Shareholders to consider and approve the special resolution to approve the Scheme as contemplated in section 115(2)(a) of the Companies Act (“Transaction Resolution”);

5.2.1.5	that each of the counterparties to a specified set of contracts concluded with a Group Company that has a change in control provision in such contract (“Material Counterparties”):

5.2.1.5.1	consents to the change in shareholding in Digicore which will result from the implementation of the transaction (to the extent required);

5.2.1.5.2	consents to the change in the constitution of the Digicore Board which will result from the implementation of the transaction (to the extent required); and/or

5.2.1.5.3
provides any other consent required from it by virtue of the entering into of the Implementation Agreement and/or the implementation of any of the matters contemplated in the Implementation Agreement, in order to prevent the breach, default, acceleration, termination or amendment of any agreement between any of the Material Counterparties, on the one hand, and any Group Company, on the other hand, or other adverse effect on any Group Company arising from such relationship;

5.2.1.6
that Digicore provides a written certificate, signed by a duly authorised Digicore director, to Novatel that, to Digicore’s knowledge, no Company Material Adverse Change (as defined in the Implementation Agreement) has occurred, provided that if, to Digicore’s knowledge, no Company Material Adverse Change has occurred immediately prior to the fulfilment of the other Pre-Conditions other than that in paragraph 6.1.4, Digicore shall be obliged to deliver such certificate;

5.2.1.7
that the Scheme Documents be approved by the TRP and (to the extent required) by the JSE and the Financial Surveillance Department of the South African Reserve Bank in terms of the South African Exchange Control Regulations (promulgated in terms of the South African Currency and Exchanges Act, No. 9 of 1933);

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 48

5.2.1.8
that an independent expert, appointed by the Independent Board, furnishes an independent expert report and “fair and reasonable opinion” in relation to the Scheme and the Substitute Offer, as required by and in compliance with the Takeover Regulations, confirming, among other things, that the Scheme Consideration to be discharged in terms thereof is fair and reasonable to Shareholders and that, if a “Comparable Offer” as contemplated in the Takeover Regulations is required to be made in respect of the Employee Options, the arrangements in respect of holders of Employee Options are fair and reasonable; and

5.2.1.9
that, upon receipt of the independent expert report and opinion contemplated in paragraph 6.1.8, the Independent Board forms the requisite opinion as required by and in compliance with the Takeover Regulations, on the basis of which the Independent Board resolves unanimously to recommend to Shareholders to vote in favour of the Scheme and (if applicable) to holders of Ordinary Shares to accept the Substitute Offer and, if a Comparable Offer is required to be made in respect of the Employee Options, for the holders of Employee Options to accept the Employee Option Offer.

5.2.2
Novatel shall be entitled in writing to Digicore to waive (in whole or in part), or defer fulfilment (in whole or in part) of the Pre-Conditions referred to in paragraphs 6.1.1, 6.1.2, 6.1.3, 6.1.4, 6.1.5, 6.1.6, 6.1.8 or 6.1.9. The Pre- Condition in paragraph 6.1.7 is not capable of waiver or deferral.

5.2.3
If and to the extent Novatel should in writing defer fulfilment of any Pre-Condition (or part thereof), such Pre-Condition shall, to that extent, be a Condition of the Scheme as if specifically set out as such in paragraph 6 and shall no longer be a Pre-Condition.

6.	THE SCHEME CONDITIONS

6.1
The Scheme (and to the extent applicable, subject to paragraph 8, the Substitute Offer) is subject to the fulfilment or waiver, as applicable, of the following Conditions by no later than the date falling on the 180th day after the Signature Date, or such later date as Digicore and Novatel agree in writing on or before the arrival of that day, or such other date as specified in the specific Condition:

6.1.1	the fulfilment of each such Conditions that arises by virtue of the deferral of fulfilment of a Pre-Condition(or part thereof) by Novatel as described in paragraph 6.2 above, if any;

6.1.2
the provision by Digicore of a written certificate, signed by a duly authorised director of Digicore, to Novatel that, to Digicore’s knowledge, no Company Material Adverse Change has occurred, as at the date immediately prior to the Scheme Meeting, provided that if, to Digicore’s knowledge, no Company Material Adverse Change has occurred as at that date, Digicore shall be obliged to deliver such certificate;

6.1.3
the approval by the requisite majority of Shareholders of the Transaction Resolution at the Scheme Meeting in terms of the Companies Act and, if the provisions of section 115(2)(c) of the Companies Act become applicable:

6.1.3.1	the approval of the Scheme by the court; and

6.1.3.2
if applicable, Digicore not treating the Transaction Resolution as a nullity as contemplated in section 115(5)(b) of the Companies Act (and Digicore agrees that it shall not treat the Transaction Resolution as a nullity without the prior written consent of Novatel);

6.1.4	in relation to any objection to the Scheme by Shareholders, either:

6.1.4.1	no Shareholders give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting; or

6.1.4.2
if Shareholders do give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting, Shareholders holding no more than 5% of all of the Ordinary Shares give such notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting; or

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 49

6.1.4.3
if Shareholders do give notice objecting to the Scheme as contemplated in section 164(3) of the Companies Act and vote against the Transaction Resolution at the Scheme Meeting in respect of more than 5% of all the Ordinary Shares, such Shareholders have not exercised appraisal rights, by giving valid demands in terms of sections 164(5) to 164(8) of the Companies Act, in respect of more than 5% of all the Ordinary Shares within 30 Business Days following the Scheme Meeting;

6.1.5
the following regulatory approvals, clearances and permissions (“Clearances”) to effect and implement the Scheme, the Substitute Offer and the Employee Option Offer (collectively the “Transaction”) and to implement the Implementation Agreement are granted:

6.1.5.1
the approval of the Scheme Documents by the TRP and the issue by the TRP of a compliance certificate with respect to the Scheme and (as applicable) the Substitute Offer in terms of section 121(b) of the Companies Act;

6.1.5.2	approval of the competition authorities in terms of the South African Competition Act, No. 89 of 1998 (and such approval is no longer capable of appeal, in the absence of condonation);

6.1.5.3
approval of the Financial Surveillance Department of the South African Reserve Bank in terms of the South African Exchange Control Regulations (promulgated in terms of the South African Currency and Exchanges Act, No. 9 of 1933);

6.1.5.4	approval of the JSE, if and to the extent required;

provided that if any condition or qualification is attached to such Clearance, Novatel may, by written notice to Digicore within 5 Business Days of the imposition of the condition or qualification, consent to the imposition of such condition or qualification, whereupon the Condition shall be deemed to have been fulfilled, and failing which the Condition shall be deemed not to have been fulfilled;

6.1.6
the Implementation Agreement has not been terminated in accordance with its provisions at any time prior to the date of the fulfilment or waiver of all the remaining Conditions set out in paragraphs 9.1.1 to 9.1.5 above.

6.2	Novatel shall be entitled to waive (in whole or in part) in writing each Condition stipulated in paragraphs 9.1.1, 9.1.2 and 9.1.4.

6.3	The Conditions stipulated in paragraphs 9.1.3 and 9.1.6 are not capable of waiver.

6.4
Digicore and Novatel by agreement may waive in writing, in whole or in part, any Condition contemplated in clause 9.1.5, save for any Condition which is required to be fulfilled in terms of South African law or United States federal or state law for the implementation of the Transaction.

7.	SHAREHOLDING IN DIGICORE AND ACTING AS PRINCIPAL

7.1	Novatel currently does not hold, directly or indirectly, any beneficial interest in the issued share capital of Digicore and that it does not hold any option to purchase any shares in Digicore.

7.2	Novatel confirms that it (or its nominated subsidiary) is the ultimate prospective purchaser of the Scheme Shares and is acting alone and not in concert with any party.

8.	SUBSTITUTE OFFER

8.1
Should the Condition in paragraph 9.1.3 not be fulfilled or should the Condition in paragraph 9.1.4 not be fulfilled nor waived, then the Scheme will not become effective. The Substitute Offer will, immediately on failure of the first of such Conditions to fail, be deemed to have been made by Novatel to the holders of Ordinary Shares (other than the Excluded Shares) for Novatel or its nominated subsidiary to acquire their Ordinary Shares for a consideration of R4.40, subject to the maximum referred to in 5.1.1.2 (“Substitute Offer Consideration”) by way of an offer in terms of the Companies Act and Companies Regulations on the same terms and conditions, mutatis mutandis, as the terms and conditions of the Scheme and the Implementation Agreement, save that the Substitute Offer (if made) will not be subject to the Conditions set out in paragraphs 9.1.3 or 9.1.4, but shall be subject to an additional condition that holders of Ordinary Shares accept the Substitute Offer in respect of that number of Ordinary

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 50

Shares which would result in Novatel holding 90%, or such lower percentage as Novatel may specify in writing to Digicore from time to time, of the issued and outstanding Ordinary Shares, which additional condition Novatel shall be entitled to waive (“Substitute Offer Conditions”).

8.2	The obligation of Novatel to implement the Substitute Offer (if it is made) is subject to the fulfilment or where permissible, waiver of the Substitute Offer Conditions.

8.3
The Substitute Offer, if made, will be an affected transaction as defined in section 117 of the Companies Act. The Substitute Offer will be implemented in accordance with the Companies Act, the Companies Regulations and will be regulated by the TRP.

9.	EMPLOYEE OPTION OFFER

9.1
Novatel shall, if the Pre-Conditions referred to in 6.1.2 and in 6.1.3.1 are fulfilled, make an offer, subject to fulfilment of the Conditions, to holders of Employee Options concurrently with the Scheme or the Substitute Offer (if it is made) (“Employee Option Offer”) in terms of which:

9.1.1
in respect of all unvested Employee Options in respect of which the strike price is less than the Scheme Consideration or the Substitute Offer Consideration (“In the Money Options”) as at the date on which the Scheme is implemented, or if applicable, the date of final payment under the Substitute Offer, Novatel shall grant replacement share options in respect of shares in Novatel on terms consistent with the pricing and exchange formulae set out in the Implementation Agreement and which will be set out in the Scheme Documents; and

9.1.2
on the date on which the Scheme is implemented (or, if the Substitute Offer is made, the earliest date of payment under the Substitute Offer), Novatel shall pay for the benefit of each holder of an Employee Option, in respect of each vested In The Money Option which it holds on that date, an amount in cash equal to the Scheme Consideration or Substitute Offer Consideration less the exercise price of the relevant In The Money Option (with the consequence that no payment shall be due to such holders of an Employee Option, whenever exercisable, in respect of which the strike price is greater than the Scheme Consideration or the Substitute Offer Consideration (“Out the Money Options”));

9.1.3	and as a consequence of the waivers contemplated in 6.1.2, all Out the Money Options shall fall away without compensation,

provided that if the parties so agree, the offer contemplated by this paragraph 11.1 shall be made by the Company.

9.2	If the Pre-Conditions in 6.1.2 and 6.1.3.1 are not fulfilled but the Pre-Condition in 6.1.2 is waived by Novatel in its discretion, Novatel shall be entitled to elect by notice to Digicore either -

9.2.1
to grant, in respect of all the Employee Options, replacement share options in respect of shares in Novatel on terms consistent with the pricing and exchange formulae set out in the Implementation Agreement and which will be set out in the Scheme Documents and in accordance with the requirements of clause 25.3.2 of the Employee Option Deed, as a consequence of which all the Employee Options shall lapse; or

9.2.2	to make a Comparable Offer in respect of the Employee Options, on such terms as Novatel may propose and which are consistent with the confirmation by the TRP contemplated in paragraph 6.1.3.2.2,

in each case subject to the fulfilment of the Conditions, and if either of the approaches in 11.2.1 or 11.2.2 is elected, that shall comprise the Employee Option Offer.

10.	CASH CONFIRMATION

The TRP has been given appropriate written confirmations as contemplated in Regulation 111(4) of the Companies Act Regulations, by way of a guarantee issued by The Standard Bank of South Africa Limited up to the maximum amount stated in 5.1.1.2, that Novatel has sufficient cash resources and/or facilities available to meet its cash commitments to Shareholders in relation to the Scheme Consideration or (if applicable) the Substitute Offer Consideration.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 51

11.	NON-SOLICITATION AND OTHER UNDERTAKINGS

Digicore has undertaken to Novatel that from the date of signature of the Implementation Agreement and ending on the date of implementation of the Scheme or date of payment in full under the Substitute Offer, or the date on which the Implementation Agreement or the Scheme or (if applicable) the Substitute Offer lapses or terminates, whichever occurs earliest (“Exclusivity Period”), it shall (and shall procure that all its Group Companies shall) -

11.1
subject to compliance by the Company with applicable law and regulation, negotiate and deal on an exclusive basis with Novatel, and refrain from soliciting, encouraging, initiating, entering into or continuing any talks, discussions, negotiations and other communications (“Discussions”), agreement or arrangement relating to, or which might reasonably be expected to lead to, a Competing Proposal* (for the avoidance of doubt the Company shall not be in breach of the provisions of this undertaking if the Directors engage in Discussions at any time in relation to an unsolicited Competing Proposal to the extent required in order to meet any statutory or other binding legal obligation, including a) those obligations set out in Regulation 92 or Regulation 99(4), and b) a fiduciary duty of directors in the context of an offer as defined in section 117(1) of the Companies Act);

11.2
within 2 Business Days after receipt of any Competing Proposal, notify Novatel in writing of the details thereof (including details of the salient terms and conditions of, and the identity of the person and where applicable the identity of the holding company or controlling shareholders of that person making, the Competing Proposal, if known or reasonably ascertainable) and Novatel shall be entitled but not obliged by notice in writing to the Company to increase or revise its most recent offer to holders of Ordinary Shares so as to match or better the Competing Proposal. The Company shall further notify Novatel in writing within 1 Business Day after the date on which the Company decides for the first time to make any information available to a particular bona fide offeror or potential offeror;

11.3
conduct their operations in the ordinary course of business, and in this regard Digicore has provided a number of related undertakings in relation to the conduct of its business during the Exclusivity Period.

*For purposes of the provisions of the Implementation Agreement referred to herein, a “Competing Proposal” is defined as “any approach, indication of interest, proposal or offer (whether or not subject to suspensive conditions and whether or not legally binding) i)made by a third party which is not "acting in concert" (as defined in the Companies Act and as determined in terms of the Takeover Regulations) with Novatel; and ii) which involves or possibly involves the acquisition of, or subscription for, shares comprising, or which will comprise, 5% or more of the issued and outstanding Ordinary Shares, or a change of control of any Group Company, or which involves or possibly involves a disposal of a material part of the business or assets of any Group Company, which disposal is material in relation to the Company on a consolidated basis”.

12.	TERMINATION AND LIQUIDATED DAMAGES

12.1
The Implementation Agreement is subject to termination in certain circumstances set out in that agreement including but not limited to the non-fulfilment of the Pre-Conditions or the Conditions, the occurrence of a Company Material Adverse Change, or a material breach of the Implementation Agreement, provided that neither party shall be entitled to terminate the Implementation Agreement after the date on which the “finalisation date announcement” required under the JSE Listings Requirements is released on SENS, once all the Conditions are fulfilled or waived.

12.2
If Novatel should terminate the Implementation Agreement pursuant to certain specified breaches by Digicore, including a breach of the undertakings referred to in 11.1 and 11.2 above, at a time that a Competing Proposal has been made, which Competing Proposal is successfully implemented, Novatel shall be entitled to payment by Digicore in an amount of R9 500 000(without prejudice to its other rights and its rights to prove direct damages in excess of that amount). This amount represents less than 1% of the aggregate Scheme Consideration.

13.	IRREVOCABLE UNDERTAKINGS

Irrevocable undertakings have been given to vote in favour of the Transaction Resolution

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 52

and to accept the Substitute Offer (in made) by the following Shareholders:

Shareholder	Number of Ordinary Shares held	Ordinary Shares held as a % of the Scheme Shares	Ordinary Shares held as a % of the aggregate issued Ordinary Shares
Stellar Capital Partners Limited	47 692 770	19.81%	19.18%
Riviera Trust / NH Vlok	38 631 842	16.04%	15.53%
An undisclosed Shareholder	24 729 425	10.27%	9.94%
Investec Wealth and Investment (a division of Investec Services Proprietary Limited)	7 000 000	2.91%	2.81%
Rational Expectations Proprietary Limited	26 021 776	10.81%	10.46%
Total	144 075 813	59.84%	57.92%

14.	INDEPENDENT BOARD, OPINION AND RECOMMENDATIONS

14.1	In accordance with the Companies Regulations, the Independent Board, comprised of independent non-executive directors, has been established by the Digicore Board to evaluate the Scheme.

14.2
The Independent Board will appoint an independent expert acceptable to the TRP to provide the Independent Board with external advice in connection with the Scheme and the Substitute offer, in the form of a fair and reasonable opinion as required by and in compliance with the Takeover Regulations. The substance of the external advice and the opinion of the Independent Board on the Scheme will be set out in the Scheme Documents.

15.	FURTHER DOCUMENTATION AND SALIENT DATES

15.1
Further details of the Transaction will be included in the Scheme Documents that will, subject to the fulfilment of the Pre-Conditions, be posted in due course to Shareholders. The Scheme Documents will, inter alia, also contain a notice of the Scheme Meeting, a form of proxy and a form of surrender and transfer.

15.2
The Scheme will become effective and be implemented following the fulfilment of the Pre-Conditions and the Conditions. The parties estimate that the date on which the Scheme Documents will be posted to Shareholders will be 31 July 2015. The salient dates in relation to the Scheme will be published in due course.

16.	INDEPENDENT BOARD RESPONSIBILITY STATEMENT

The Independent Board accepts responsibility for the information contained in this announcement which relates to Digicore and confirms that, to the best of its knowledge and belief, such information which relates to Digicore is true and the announcement does not omit anything likely to affect the importance of such information.

17.	NOVATEL BOARD RESPONSIBILITY STATEMENT

The board of directors of Novatel accepts responsibility for the information contained in this announcement which relates to Novatel and confirms that, to the best of its knowledge and belief, such information which relates to Novatel is true and the announcement does not omit anything likely to affect the importance of such information.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 53

18.	WITHDRAWAL OF CAUTIONARY ANNOUNCEMENTS

Shareholders are referred to Digicore’s cautionary announcement dated 7 May 2015 and to its subsequent updated detailed cautionary announcement dated 5 June 2015, and are advised that, whereas the terms of the Scheme and Substitute Offer have now been announced, caution is no longer required to be exercised by Shareholders when dealing in their Digicore securities.

Centurion

19 June 2015

PSG Capital Proprietary Limited: Transaction Advisor and Sponsor to Digicore

Cliffe Dekker Hofmeyr: Legal Advisor to Digicore

Reed Hope Philips Thomas & Cadman Inc: Legal Advisors to Novatel in South Africa

Paul Hastings LLP: Legal Advisor to Novatel

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 61

SCHEDULE 6

SUBSTITUTE OFFER

1.	IMPLEMENTATION OF THE SUBSTITUTE OFFER (IF APPLICABLE)

1.1
The Company and Novatel will prepare (jointly and in consultation with each other) and include in the Scheme Documents an explanation of, terms of and appropriate forms of acceptance in respect of the Substitute Offer, together with all other documents which are necessary and desirable (in the reasonable opinion of Novatel and the Company) for implementing the Substitute Offer, subject to all necessary South African and other international (to the extent relevant) regulatory and disclosure requirements.

1.2
The material terms of the Substitute Offer (being the minimum number of Ordinary Shares (other than the Excluded Shares) to be acquired by Novatel Bidco, the conditions precedent and the price payable per Ordinary Share) will, if the Substitute Offer is made, be consistent with this Agreement and those terms set out in relation to the Scheme, mutatis mutandis, (but the Substitute Offer shall be subject to an additional condition that holders of Ordinary Shares accept the Substitute Offer in respect of that number of Ordinary Shares which would result in Novatel Bidco holding 90% or such lower percentage as Novatel may specify in writing to the Company from time to time, of the issued Ordinary Shares, which additional condition Novatel shall be entitled to waive). The Parties acknowledge however that the remaining terms of the Substitute Offer will need to be determined by applicable laws, rules, regulations of South Africa, as well as any other jurisdictions into which the Substitute Offer may have to be extended. All such terms will need to be reflected in the Scheme Documents.

1.3	Each of the Company and Novatel undertakes to each other that it and each member of its Group will, save as required by law or regulation or any other provision of this Agreement:

1.3.1
take or cause to be taken all such steps as are lawfully within its power which are necessary or desirable (in the reasonable opinion of Novatel and the Company) to extend and implement the Substitute Offer in accordance with the terms of this Agreement and all applicable laws, rules and regulations;

1.3.2	not deliberately frustrate the Substitute Offer.

EXECUTION VERSION	TRANSACTION IMPLEMENTATION AGREEMENT 62

1.4
Novatel and the Company shall, as soon as possible following the fulfilment of the Substitute Offer Conditions, or with effect from such other date as may, subject to the requirements of the TRP, be agreed between Novatel and the Company, implement the Substitute Offer in accordance with the terms of the Substitute Offer as set out in the Scheme Documents and as contemplated in this Agreement.

1.5
Each of Novatel and the Company undertakes to the other that it will not, save where required by any regulatory authority or by any applicable law or regulation, seek to amend the terms and conditions of the Substitute Offer, without the prior written consent of the other party (which consent is not to be unreasonably withheld or delayed) provided that Novatel shall be entitled at any time to increase the Substitute Offer Consideration, and to effect the necessary amendments consequent on such increase, without requiring the consent of the Company.

1.6
Where an amendment to the terms and conditions of the Substitute Offer is required by a regulatory authority, each of Novatel and the Company shall seek the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed) before making any such amendment.

1.7
On, or as soon as reasonably practicable after, the fulfilment or waiver of all of the Substitute Offer Conditions, Novatel and/or the Company shall publish an unconditional notice in respect of the Substitute Offer in the usual or other agreed form.

2.	CLOSING MECHANICS

The Company and Novatel agree that the Substitute Offer shall contain, without limitation, the following terms:

2.1	each holder of Ordinary Shares shall prima facie be entitled to tender acceptances in respect of the Substitute Offer in relation to all or any part of its holdings of Ordinary Shares;

2.2
Novatel shall procure that the amount due to each holder of Ordinary Shares for the relevant Ordinary Shares acquired by Novatel Bidco pursuant to the Substitute Offer shall be discharged by the latest date permitted by the TRP or any applicable law or regulation.